Exhibit 99.1

The following discussion does not reflect events that may have occurred subsequent to the original filing date of the Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed on March 1, 2018 (the “2017 Form 10-K”), and does not modify or update in any way the disclosures made in the 2017 Form 10-K other than as required to retrospectively reflect the adoption of ASC 606. All other information in the 2017 Form 10-K remains unchanged. Unaffected items and unaffected portions of the 2017 Form 10-K have not been repeated in, and are not amended or modified by, this Exhibit. The following discussion has not been updated for information known to management subsequent to the date of filing of the 2017 Form 10-K. The information in this exhibit to the Current Report should be read in conjunction with the 2017 Form 10-K and filings made by the Company subsequent to the filing of the 2017 Form 10-K, including the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2018, filed on May 4, 2018.

PART II

ITEM 6.	SELECTED FINANCIAL DATA

The following reflects selected historical financial data that should be read in conjunction with “Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and notes thereto included elsewhere in this report. The historical results are not necessarily indicative of the results of operations to be expected in the future.

	2017	2016	2015	2014	2013
	(In thousands, except per share data)
Net revenues	$10,797,479	$9,478,269	$9,179,590	$10,081,984	$9,809,663
Operating income (loss)	1,712,527	2,078,199	(152,838)	1,323,538	1,137,281
Net income (loss)	2,088,184	1,235,846	(1,037,444)	127,178	41,374
Net income (loss) attributable to MGM Resorts International	1,952,052	1,100,408	(445,515)	(149,873)	(171,734)
Earnings per share:
Basic:
Net income (loss) per share	$3.38	$1.94	$(0.82)	$(0.31)	$(0.35)
Weighted average common shares	572,253	568,134	542,873	490,875	489,661
Diluted:
Net income (loss) per share	$3.34	$1.92	$(0.82)	$(0.31)	$(0.35)
Weighted average common shares	578,795	573,317	542,873	490,875	489,661
Dividends declared per common share	$0.44	$—	$—	$—	$—
At-year end:
Total assets	$29,160,042	$28,174,400	$25,215,178	$26,593,914	$25,961,843
Total debt, including capital leases	12,922,712	13,000,792	12,713,416	14,063,563	13,326,441
Stockholders' equity	11,611,124	9,941,957	7,764,427	7,628,274	7,860,495
MGM Resorts International stockholders' equity	7,577,061	6,192,825	5,119,927	4,090,917	4,216,051
MGM Resorts International stockholders' equity per share	$13.38	$10.79	$9.06	$8.33	$8.60
Number of shares outstanding	566,276	574,124	564,839	491,292	490,361

The following events/transactions affect the year-to-year comparability of the selected financial data presented above:

Acquisitions, Dispositions, and MGP IPO

•

In 2016, we recorded a $401 million gain for our share of CityCenter’s gain on the sale of the Shops at Crystals (“Crystals”). The gain included $200 million representing our share of the gain recorded by CityCenter and $201 million representing the reversal of certain basis differences. The basis differences primarily related to other-than-temporary impairment charges recorded on our investment in CityCenter that were allocated to Crystals’ building assets.

•

In 2016, we received proceeds of $1.2 billion and paid $75 million in issuance costs in connection with MGP’s IPO. See Note 1 to the accompanying consolidated financial statements for additional information.

•

In 2016, we recorded a gain of $430 million on the acquisition of Boyd Gaming’s ownership interest in Borgata. Upon acquisition of Borgata on August 1, 2016, we began consolidating the results of Borgata and ceased recording of Borgata’s results as an equity method investment.

•

In 2016, we opened MGM National Harbor, an integrated casino, hotel and entertainment resort in Prince George’s County at National Harbor, which is a waterfront development located on the Potomac River just outside of Washington, D.C.

Other

•

In 2013, we recorded non-cash impairment charges of $37 million related to our investment in Grand Victoria, $20 million related to our land in Jean and Sloan, Nevada, and $45 million related to corporate buildings expected to be removed from service.

•

In 2013, we recorded a $70 million loss for our share of CityCenter’s non-operating loss on retirement of long-term debt, primarily consisting of premiums associated with the redemption of the existing first and second lien notes as well as the write-off of previously unamortized debt issuance costs and a gain of $12 million related to our share of Silver Legacy’s non-operating gain on retirement of long-term debt.

•	In 2014, we recorded a non-cash impairment charge of $29 million related to our investment in Grand Victoria.
•

In 2015, we recorded non-cash impairment charges of $1.5 billion to reduce the historical carrying value of goodwill related to the MGM China reporting unit and $17 million related to our investment in Grand Victoria.

•	In 2015, we recorded an $80 million gain for our share of CityCenter’s gain resulting from the final resolution of its construction litigation and related settlements.
•	In 2015, we recorded a gain of $23 million related to the sale of Circus Circus Reno and our 50% interest in Silver Legacy and associated real property.
•

In 2016, we recorded a $22 million loss related to our redemption of outstanding 7.50% senior notes due 2016 and 10% senior notes due 2016, and a $16 million loss on the early retirement of debt related to outstanding 7.625% senior notes due 2017.

•	In 2016, we recorded a $28 million loss on debt retirement in connection with the amendment and restatement of our senior credit facility.
•

In 2016, we recorded a $152 million expense related to our strategic decision to exit the fully bundled sales system of NV Energy, which included $13 million related to our share of CityCenter’s portion of the payment. In 2017, we then recorded a gain of $45 million related to the NV Energy exit fee modification.

•

In 2017, we recorded a $30 million loss on the early retirement of debt related to outstanding 11.375% senior notes due 2018 and a $14 million loss on the early retirement of debt related to the MGM National Harbor credit facility.

•	In 2017, we recorded a gain of $36 million related to the Borgata property tax settlement.
•	In 2017, we recorded a $1.4 billion tax benefit related to the enactment of the U.S. Tax Cuts and Jobs Act (“Tax Act”).

Additionally, on January 1, 2018, we adopted ASC 606, “Revenue from Contracts with Customers (Topic 606)” on a full retrospective basis. Accordingly, all historical financial data as of and for the years ended December 31, 2017 and 2016, and the income statement data for the year ended December 31, 2015, have been updated to reflect such retrospective adoption.

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of Operations

The following discussion is based on our consolidated financial statements for the years ended December 31, 2017, 2016 and 2015.

Summary Financial Results

The following table summarizes our operating results:

	Year Ended December 31,
	2017	2016	2015
	(In thousands)
Net revenues	$10,797,479	$9,478,269	$9,179,590
Operating income (loss)	1,712,527	2,078,199	(152,838)
Net income (loss)	2,088,184	1,235,846	(1,037,444)
Net income (loss) attributable to MGM Resorts International	1,952,052	1,100,408	(445,515)

Summary Operating Results

Consolidated net revenues for 2017 increased 14% compared to 2016 due primarily to the full year of operations at Borgata and MGM National Harbor, an increase in casino revenue, rooms revenue, valet and parking fee revenue at our domestic resorts and an increase in casino revenue at MGM China. Consolidated net revenues for 2016 increased 3% compared to 2015 due primarily to the Borgata transaction on August 1, 2016, the opening of MGM National Harbor in December 2016 and an increase in casino revenue, rooms revenue, food and beverage revenue, and other revenue including parking fee revenue at our domestic resorts, partially offset by a decrease in casino revenue at MGM China. See “Operating Results – Detailed Segment Information” below for additional information related to segment revenues.

Consolidated operating income was $1.7 billion in 2017 compared to $2.1 billion in 2016. The current year period included a full year of operations at Borgata, which included a benefit of $36 million related to Borgata’s share of a property tax settlement from Atlantic City, a full year of operations at MGM National Harbor, and a benefit of $45 million related to the modification of the NV Energy exit fee, which included the benefit recognized at our domestic resorts as well as our 50% share of the benefit recognized at CityCenter. The prior year included a $430 million gain recognized on the Borgata acquisition and a $401 million gain related to the sale of The Shops at Crystals (“Crystals”) at CityCenter, which was offset by charges of $152 million of NV Energy exit expense associated with the Company’s strategic decision to exit the fully bundled sales system of NV Energy. Operating income at our domestic resorts increased 35%, or $480 million in 2017 compared to 2016, and benefitted from a full year of contributions from Borgata and MGM National Harbor and a decrease in preopening expense. Corporate expense increased to $357 million in 2017 from $313 million in 2016, primarily from a $16 million charge for the Operating Partnership’s share of real estate transfer taxes recorded in connection with the MGM National Harbor transaction, with the remainder of the increase primarily related to corporate brand campaign expenses, legal expenses, and charitable contributions. Operating income at MGM China decreased 24%, or $62 million, compared to 2016 due primarily to an increase in preopening expense related to the MGM Cotai project. Income from unconsolidated affiliates was $146 million in 2017 compared to $528 million in 2016, which included the gain related to the sale of Crystals. See “Operating Results – Income from Unconsolidated Affiliates” for additional detail.

Consolidated operating income was $2.1 billion in 2016 compared to an operating loss of $153 million in 2015. Operating income in 2016 was affected by the items discussed above. Operating loss in 2015 was negatively affected by a $1.5 billion non-cash impairment charge to goodwill recognized in the acquisition of a controlling interest in MGM China in 2011. The impairment charge resulted from our annual review of our goodwill carrying values and was incurred as a result of reduced cash flow forecasts for MGM China’s resorts based on market conditions at that time and lower valuation multiples for gaming assets in the Macau market. Income from unconsolidated affiliates was $528 million in 2016, as discussed above, compared to $258 million in 2015, which included $80 million related to our share of the gain recognized by CityCenter as a result of the final resolution of its construction litigation and related settlements. Corporate expense increased to $313 million in 2016 from $274 million in 2015, due primarily to costs incurred to implement initiatives related to the Profit Growth Plan of $23 million, costs associated with the initial public offering of MGP of $25 million, transaction costs incurred in connection with the Borgata transaction, incremental performance-based compensation expense, and costs associated with a litigation settlement.

Operating Results – Detailed Segment Information

The following table presents a detail by segment of consolidated net revenues and Adjusted EBITDA. Management uses Adjusted Property EBITDA as the primary profit measure for its reportable segments. See “Non-GAAP Measures” for additional information:

	Year Ended December 31,
	2017	2016	2015
	(In thousands)
Net Revenues
Domestic resorts
Casino	$3,271,633	$2,412,677	$2,121,613
Rooms	2,097,918	1,945,659	1,773,423
Food and beverage	1,820,639	1,668,100	1,575,164
Entertainment, retail and other	1,265,653	1,158,415	1,157,616
	8,455,843	7,184,851	6,627,816
MGM China
Casino	1,741,635	1,695,023	1,939,002
Rooms	54,824	57,367	61,158
Food and beverage	51,330	51,237	62,903
Entertainment, retail and other	10,371	8,331	7,979
	1,858,160	1,811,958	2,071,042
Reportable segment net revenues	10,314,003	8,996,809	8,698,858
Corporate and other	483,476	481,460	480,732
	$10,797,479	$9,478,269	$9,179,590
Adjusted EBITDA
Domestic resorts	$2,512,516	$2,061,622	$1,694,056
MGM China	524,953	520,736	539,881
Reportable segment Adjusted Property EBITDA	3,037,469	2,582,358	2,233,937
Corporate and other	(203,337)	211,738	8,377
	$2,834,132	$2,794,096	$2,242,314

Domestic resorts. The following table is a reconciliation of domestic resorts net revenues to domestic resorts same-store net revenues:

	Year Ended December 31,
	2017	2016	2015
	(In thousands)
Domestic resorts net revenues	$8,455,843	$7,184,851	$6,627,816
Net revenues related to Borgata	(864,996)	(349,593)	—
Net revenues related to MGM National Harbor	(720,070)	(52,435)	—
Net revenues related to sold resort operations	—	—	(79,626)
Domestic resorts same-store net revenues	$6,870,777	$6,782,823	$6,548,190

The following table presents detailed net revenues at our domestic resorts:

	Year Ended December 31,
	2017	2016	2015
	(In thousands)
Table games win	$1,654,473	$1,250,191	$1,070,386
Slots win	2,890,644	2,238,480	2,017,141
Other	206,095	131,145	114,706
Less: Complimentaries and other incentives	(1,479,579)	(1,207,139)	(1,080,620)
Casino revenue	3,271,633	2,412,677	2,121,613
Rooms	2,097,918	1,945,659	1,773,423
Food and beverage	1,820,639	1,668,100	1,575,164
Entertainment, retail and other	1,265,653	1,158,415	1,157,616
Non-casino revenue	5,184,210	4,772,174	4,506,203
	$8,455,843	$7,184,851	$6,627,816

The following table presents detailed domestic resorts same-store net revenues:

	Year Ended December 31,
	2017	2016	2015
	(In thousands)
Table games win	$1,156,459	$1,143,629	$1,064,946
Slots win	2,031,189	2,007,387	1,989,958
Other	116,183	105,514	113,668
Less: Complimentaries and other incentives	(1,078,666)	(1,071,232)	(1,074,581)
Casino revenue	2,225,165	2,185,298	2,093,991
Rooms	1,894,463	1,871,511	1,753,873
Food and beverage	1,571,076	1,592,500	1,561,299
Entertainment, retail and other	1,180,073	1,133,514	1,139,027
Non-casino revenue	4,645,612	4,597,525	4,454,199
	$6,870,777	$6,782,823	$6,548,190

Domestic resorts casino revenue increased 36% in 2017 compared to 2016. Same-store casino revenue increased 2% in 2017 compared to the prior year due primarily to a 1% increase in both table games win and slots win.

Domestic resorts casino revenue increased 14% in 2016 compared to 2015. Same-store casino revenue increased 4% compared to prior year due primarily to an increase in table games win. Same-store table games win increased 7% in 2016 compared to 2015 due to an increase in same-store table games hold percentage to 23.2% from 20.5% in 2015. On a same-store basis, slots win increased 1% compared to the prior year.

The following table shows key gaming statistics for the Company’s Las Vegas Strip resorts:

	Year Ended December 31,
	2017	2016	2015

Table Games Drop	$3,777	$3,723	$4,029
Table Games Win %	24.7%	24.4%	21.2%
Slot Handle	$12,396	$12,437	$12,831
Slot Hold %	8.9%	8.9%	8.4%

Domestic resorts rooms revenue increased 8% in 2017 compared to 2016. On a same-store basis, rooms revenue increased 1% in 2017 compared to 2016 as a result of a 2% increase in REVPAR at our Las Vegas Strip resorts. Domestic resorts rooms revenue increased 10% in 2016 compared to 2015. On a same-store basis, rooms revenue increased 7% in 2016 compared to 2015 as a result of a 6% increase in REVPAR at our Las Vegas Strip resorts.

The following table shows key hotel statistics for our Las Vegas Strip resorts:

	Year Ended December 31,
	2017	2016	2015
Occupancy	91%	93%	93%
Average Daily Rate (ADR)	$160	$154	$146
Revenue per Available Room (REVPAR)	146	143	135

Domestic resorts food and beverage revenues increased 9% in 2017 compared to 2016. Same-store food and beverage revenue decreased 1% in 2017 compared to 2016 primarily due to a decrease at Monte Carlo as a result of disruption related to the transformation of Monte Carlo into Park MGM and NoMad Hotel. Domestic resorts food and beverage revenues increased 6% in 2016 compared to 2015. Same-store food and beverage revenue increased 2% in 2016 compared to 2015 due primarily to an increase in convention and banquet business, and the opening of several new outlets.

Domestic resorts entertainment, retail and other revenues increased 9% in 2017 compared to 2016. Same-store entertainment, retail and other revenues increased 4% in 2017 compared to 2016 due primarily to valet and self-parking fees and ATM commissions. Domestic resorts entertainment, retail and other revenues increased less than 1% in 2016 compared to 2015, and same-store entertainment, retail and other revenues decreased less than 1% due primarily to a 6% decrease in entertainment revenue offset by an 8% increase in other revenue. The decrease in entertainment revenue was a result of our strategic decision to lease MGM Grand Garden Arena to a subsidiary of the Las Vegas Arena Company, LLC effective on January 1, 2016 while the increase in other revenue was a result of valet and self-parking fees which were implemented in June 2016.

The following table is a reconciliation of domestic resorts Adjusted Property EBITDA to domestic resorts Same-store Adjusted Property EBITDA. See “Non-GAAP Measures” for additional information on domestic resorts Same-store Adjusted Property EBITDA:

	Year Ended December 31,
	2017	2016	2015
	(In thousands)
Domestic resorts Adjusted Property EBITDA	$2,512,516	$2,061,622	$1,694,056
Adjusted Property EBITDA related to Borgata	(281,170)	(76,936)	—
Adjusted Property EBITDA related to MGM National Harbor	(133,806)	(9,308)	—
Adjusted Property EBITDA related to sold resort operations	—	—	(3,441)
Domestic resorts Same-store Adjusted Property EBITDA	$2,097,540	$1,975,378	$1,690,615

Adjusted Property EBITDA at our domestic resorts was $2.5 billion in 2017, an increase of 22% compared to 2016, and was positively impacted by a full year of operations at Borgata and MGM National Harbor. Same-store Adjusted Property EBITDA increased 6% in 2017 compared to 2016. Same-store Adjusted Property EBITDA margin increased from 2016 to 2017 by 141 basis points to 30.5% due to an increase in casino and non-casino revenue as discussed above as well as a decrease in general and administrative expense related to a decrease in payroll costs and utilities.

Adjusted Property EBITDA at our domestic resorts was $2.1 billion in 2016, an increase of 22% compared to 2015 due primarily to approximately $244 million of incremental Adjusted Property EBITDA growth generated from the Company’s Profit Growth Plan initiatives as well as $77 million of Adjusted Property EBITDA resulting from the Borgata transaction and $9 million of Adjusted Property EBITDA resulting from the December 2016 opening of MGM National Harbor as well as an increase in revenues as discussed above. Same-store Adjusted Property EBITDA increased 17% in 2016 compared to 2015. Same-store Adjusted Property EBITDA margin increased from 2015 to 2016 by 331 basis points to 29.1%.

MGM China. The following table presents detailed net revenue for MGM China:

	Year Ended December 31,
	2017	2016	2015
	(In thousands)
VIP table games win	$1,099,303	$1,111,904	$1,513,968
Main floor table games win	1,044,415	990,520	974,826
Slots win	180,500	161,972	207,894
Less: Commissions, complimentaries, and other incentives	(582,583)	(569,373)	(757,686)
Casino revenue, net	1,741,635	1,695,023	1,939,002
Non-casino revenue	116,525	116,935	132,040
	$1,858,160	$1,811,958	$2,071,042

Net revenue for MGM China increased 3% in 2017 compared to 2016 primarily as a result of an increase in main floor table games win of 5%, which was partially offset by a 1% decrease in VIP table games win. VIP table games volume increased slightly in 2017 compared to 2016 while VIP hold percentage was 3.2% for both the current and prior year periods. Main floor table games volume decreased 1% and hold percentage increased to 20.2% in 2017 from 18.8% in 2016. Slots win increased 11% in 2017 compared to 2016 due primarily to an 8% increase in slots volume.

MGM China’s Adjusted EBITDA was $525 million in 2017 and $521 million in 2016. Excluding intercompany branding fees of $34 million for both the years ended December 31, 2017 and 2016, Adjusted EBITDA increased 1% compared to 2016. Adjusted EBITDA margin was 28.3% in 2017 compared to 28.7% in 2016 and decreased in part as a result of a 7% increase in general and administrative expense.

Net revenue for MGM China decreased 13% in 2016 compared to 2015 primarily as a result of a decrease in VIP table games win of 27%, which was slightly offset by a 2% increase in main floor table games win. VIP table games turnover decreased 24% compared to the prior year, and VIP table games hold percentage decreased to 3.2% in 2016 from 3.3% in 2015. Slots win decreased 22% in 2016 compared to 2015 due to an 18% decrease in slots volume. Casino revenue was negatively affected in 2016 by the changes in economic factors and policy initiatives in China that began to take place in 2014, and VIP table games revenue was further impacted by the new regulatory compliance requirements implemented in late 2015 and in 2016 for gaming promoters and operators, as well as the curtailing of “proxy” bets as a result of the ban on mobile phone usage at gaming tables, which began in 2016.

MGM China’s Adjusted EBITDA was $521 million in 2016 and $540 million in 2015. Excluding intercompany branding fees of $34 million and $39 million for the years ended December 31, 2016 and 2015, respectively, Adjusted EBITDA decreased 4% compared to 2015. Adjusted EBITDA margin increased 267 basis points to 28.7% in 2016 primarily as a result of an increase in main floor table games mix and cost reduction efforts.

Corporate and other. Corporate and other revenue includes revenues from other corporate operations, management services and reimbursed costs revenue primarily related to our CityCenter management agreement. Reimbursed costs revenue represents reimbursement of costs, primarily payroll-related, incurred by us in connection with the provision of management services and was $402 million, $397 million and $399 million for 2017, 2016 and 2015, respectively.

Adjusted EBITDA related to corporate and other in 2017 decreased compared to the prior year due to our share of the gain recognized in 2016 from the sale of Crystals at CityCenter, the gain on the acquisition of Borgata in 2016 and an increase in stock-based compensation, partially offset by the cessation of equity method accounting for Borgata subsequent to the acquisition and an increase in corporate expense as described in “Summary Operating Results.” See “Operating Results – Income from Unconsolidated Affiliates” for further discussion regarding CityCenter and Borgata.

Adjusted EBITDA related to corporate and other in 2016 increased due to our share of the gain recognized from the sale of Crystals at CityCenter. See “Operating Results – Income from Unconsolidated Affiliates” for further discussion. The increase in income from unconsolidated affiliates was partially offset by an increase in corporate expense and an increase in stock-based compensation.

Operating Results – Income from Unconsolidated Affiliates

The following table summarizes information related to our income from unconsolidated affiliates:

	Year Ended December 31,
	2017	2016	2015
	(In thousands)
CityCenter	$133,400	$445,852	$159,377
Borgata (through July 31, 2016)	—	61,169	75,764
Other	12,822	21,266	23,213
	$146,222	$528,287	$258,354

We completed our acquisition of Borgata on August 1, 2016, at which time the subsidiary operating Borgata became a consolidated subsidiary. Prior to the acquisition, we held a 50% interest in Borgata, which was accounted for under the equity method.

In 2017, our share of CityCenter’s operating results, including certain basis difference adjustments, was $133 million, which included a benefit of $4 million related to our share of the modification of the NV Energy exit fee. At Aria, casino revenues increased 11% in 2017 compared to 2016, due to a 2% increase in table games drop and an increase in hold percentage to 25.3% in 2017 compared to 24.6% in 2016 as well as a 5% increase in slots win. REVPAR increased by 5% and 1% at Aria and Vdara, respectively, which led to a 4% increase in CityCenter’s rooms revenue in 2017 compared to 2016. CityCenter food and beverage revenue increased 6% in 2017 due in part to an increase in catering and banquets during the year.

In 2016, our share of CityCenter’s operating results, including certain basis difference adjustments, was $446 million, which included $13 million related to our share of NV Energy exit expense representing CityCenter’s share of a charge associated with our strategic decision to exit the fully bundled sales system of NV Energy, $41 million related to our share of accelerated depreciation related to the April 2016 closure of the Zarkana theatre, as well as $401 million related to our share of a gain recognized by CityCenter on the sale of Crystals and the reversal of certain basis differences, compared to $159 million in 2015, which included $80 million related to our share of a gain recognized by CityCenter as a result of the final resolution of its construction litigation and related settlements. At Aria, casino revenues decreased 2% in 2016 compared to 2015, due to a 7% decrease in table games volume partially offset by an increase in hold percentage to 24.6% in 2016 compared to 23.8% in 2015. The decrease in table games revenue was partially offset by a 2% increase in slots win. REVPAR increased by 4% and 8% at Aria and Vdara, respectively, which led to a 7% increase in CityCenter’s rooms revenue in 2016 compared to 2015.

Income taxes. The following table summarizes information related to our income taxes:

	Year Ended December 31,
	2017	2016	2015
	(In thousands)
Income (loss) before income taxes	$960,790	$1,257,589	$(1,042,849)
Benefit (provision) for income taxes	1,127,394	(21,743)	5,405
Effective income tax rate	(117.3)%	1.7%	0.5%
Federal, state and foreign income taxes paid, net of refunds	$181,651	$68,236	$11,801

Our effective tax rate in 2017 was favorably impacted by a non-recurring, non-cash income tax benefit of $1.4 billion resulting from the remeasurement of deferred tax assets and liabilities required as a result of the enactment of the U.S. Tax Cuts and Jobs Act (the “Tax Act”). Our effective tax rate in 2016 was favorably impacted by income tax benefits attributable to a decrease in valuation allowance on foreign tax credit carryovers and permanent exclusion of a portion of the gain on the Borgata transaction, partially offset by income tax expense attributable to the remeasurement of Macau deferred tax liabilities resulting from a change in assumption concerning renewal of the exemption from the Macau complementary tax on gaming profits. Our effective tax rate in 2015 was unfavorably impacted by the non-cash impairment charge on MGM China goodwill for which we did not record income tax benefit, partially offset by an income tax benefit for foreign tax credits, net of valuation allowance.

Cash taxes paid increased in 2017 compared to 2016 primarily as a result of an increase in federal income taxes paid due to increased U.S. taxable income and state income taxes attributable to Borgata, which has been consolidated since the August 2016 acquisition of Boyd Gaming’s interest in the company. Cash taxes paid increased in 2016 compared to 2015 primarily as a result of an increase in federal income taxes paid due to increased U.S. taxable income.

Non-GAAP Measures

“Adjusted EBITDA” is earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, preopening and start-up expenses, NV Energy exit expense, gain on Borgata transaction, goodwill impairment charges, and property transactions, net. “Adjusted Property EBITDA” is Adjusted EBITDA before corporate expense and stock compensation expense related to the MGM Resorts and MGP stock compensation plans, which are not allocated to each property. MGM China recognizes stock compensation expense related to its stock-based compensation plan which is included in the calculation of Adjusted EBITDA for MGM China. “Same-store Adjusted Property EBITDA” is Adjusted Property EBITDA related to the operating resorts which were consolidated by the Company for both the entire current and prior year periods presented. “Adjusted EBITDA margin” is Adjusted EBITDA divided by net revenues. “Same-store Adjusted Property EBITDA margin” is Same-store Adjusted Property EBITDA divided by “same-store” net revenues. Adjusted EBITDA information is presented solely as a supplemental disclosure to reported GAAP measures because management believes these measures are 1) widely used measures of operating performance in the gaming industry, and 2) a principal basis for valuation of gaming companies. We present Adjusted Property EBITDA on a “same-store” basis as supplemental information because management believes that providing performance measures on a “same-store” basis is useful for evaluating the period-to-period performance of our domestic casino resorts.

We believe that while items excluded from Adjusted EBITDA, Adjusted Property EBITDA, Same-Store Adjusted Property EBITDA, Adjusted EBITDA margin, and Same-store Adjusted Property EBITDA margin may be recurring in nature and should not be disregarded in evaluation of our earnings performance, it is useful to exclude such items when analyzing current results and trends compared to other periods because these items can vary significantly depending on specific underlying transactions or events that may not be comparable between the periods being presented. Also, we believe excluded items may not relate specifically to current operating trends or be indicative of future results. For example, preopening and start-up expenses will be significantly different in periods when we are developing and constructing a major expansion project and will depend on where the current period lies within the development cycle, as well as the size and scope of the project(s). Property transactions, net includes normal recurring disposals, gains and losses on sales of assets related to specific assets within our resorts, but also includes gains or losses on sales of an entire operating resort or a group of resorts and impairment charges on entire asset groups or investments in unconsolidated affiliates, which may not be comparable period over period. In addition, capital allocation, tax planning, financing and stock compensation awards are all managed at the corporate level. Therefore, we use Adjusted Property EBITDA and Same-store Adjusted Property EBITDA as the primary measure of domestic resorts operating performance.

Adjusted EBITDA, Adjusted Property EBITDA, Same-store Adjusted Property EBITDA, Adjusted EBITDA margin or Same-store Adjusted Property EBITDA margin should not be construed as alternatives to operating income or net income, as indicators of our performance; or as alternatives to cash flows from operating activities, as measures of liquidity; or as any other measure determined in accordance with generally accepted accounting principles. We have significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in Adjusted EBITDA, Adjusted Property EBITDA, Same-store Adjusted Property EBITDA, Adjusted EBITDA margin, or Same-store Adjusted Property EBITDA margin. Also, other companies in the gaming and hospitality industries that report Adjusted EBITDA, Adjusted Property EBITDA Same-store Adjusted Property EBITDA, Adjusted EBITDA margin or Same-store Adjusted Property EBITDA margin information may calculate Adjusted EBITDA, Adjusted Property EBITDA, Same-store Adjusted Property EBITDA, Adjusted EBITDA margin or Same-store Adjusted Property EBITDA margin in a different manner.

The following table presents a reconciliation of net income (loss) attributable to MGM Resorts International to Adjusted EBITDA:

	Year Ended December 31,
	2017	2016	2015
	(In thousands)
Net income (loss) attributable to MGM Resorts International	$1,952,052	$1,100,408	$(445,515)
Plus: Net income (loss) attributable to noncontrolling interests	136,132	135,438	(591,929)
Net income (loss)	2,088,184	1,235,846	(1,037,444)
Provision (benefit) for income taxes	(1,127,394)	21,743	(5,405)
Income (loss) before income taxes	960,790	1,257,589	(1,042,849)
Non-operating expense
Interest expense, net of amounts capitalized	668,745	694,773	797,579
Non-operating items from unconsolidated affiliates	34,751	53,139	76,462
Other, net	48,241	72,698	15,970
	751,737	820,610	890,011
Operating income (loss)	1,712,527	2,078,199	(152,838)
NV Energy exit expense	(40,629)	139,335	—
Preopening and start-up expenses	118,475	140,075	71,327
Property transactions, net	50,279	17,078	35,951
Goodwill impairment	—	—	1,467,991
Gain on Borgata transaction	—	(430,118)	—
Depreciation and amortization	993,480	849,527	819,883
Adjusted EBITDA	$2,834,132	$2,794,096	$2,242,314

The following tables present reconciliations of operating income (loss) to Adjusted Property EBITDA and Adjusted EBITDA:

	Year Ended December 31, 2017
			Preopening	Property	Depreciation
	Operating	NV Energy	and Start-up	Transactions,	and	Adjusted
	Income (Loss)	Exit Expense	Expenses	Net	Amortization	EBITDA
	(In thousands)
Bellagio	$419,462	$(6,970)	$—	$924	$92,320	$505,736
MGM Grand Las Vegas	279,841	(7,424)	6	1,752	70,510	344,685
Mandalay Bay	169,828	(8,524)	—	590	96,577	258,471
The Mirage	140,881	(4,043)	—	304	39,854	176,996
Luxor	89,127	(3,394)	—	2,428	38,489	126,650
New York-New York	107,953	(2,025)	(162)	720	28,550	135,036
Excalibur	97,382	(2,658)	—	485	18,352	113,561
Monte Carlo	(30,659)	(2,461)	6,532	33,510	42,269	49,191
Circus Circus Las Vegas	55,256	(3,130)	452	940	16,756	70,274
MGM Grand Detroit	153,533	—	—	—	22,747	176,280
Beau Rivage	62,543	—	—	370	24,865	87,778
Gold Strike Tunica	43,722	—	—	91	9,069	52,882
Borgata	206,445	—	1,430	1,417	71,878	281,170
MGM National Harbor	50,696	—	366	—	82,744	133,806
Domestic Resorts	1,846,010	(40,629)	8,624	43,531	654,980	2,512,516
MGM China	193,619	—	86,970	6,286	238,078	524,953
Unconsolidated resorts	146,222	—	—	—	—	146,222
Management and other operations	18,913	—	—	—	7,925	26,838
	2,204,764	(40,629)	95,594	49,817	900,983	3,210,529
Stock compensation	(50,365)	—	—	—	—	(50,365)
Corporate	(441,872)	—	22,881	462	92,497	(326,032)
	$1,712,527	$(40,629)	$118,475	$50,279	$993,480	$2,834,132

	Year Ended December 31, 2016
				Property
				Transactions, Net
			Preopening	and Gain on	Depreciation
	Operating	NV Energy	and Start-up	Borgata	and	Adjusted
	Income (Loss)	Exit Expense	Expenses	Transaction	Amortization	EBITDA
	(In thousands)
Bellagio	$368,106	$23,815	$—	$118	$88,783	$480,822
MGM Grand Las Vegas	232,492	25,365	82	1,719	72,188	331,846
Mandalay Bay	114,717	29,123	252	2,377	89,655	236,124
The Mirage	86,035	13,813	—	44	40,270	140,162
Luxor	57,848	11,594	1,625	708	36,612	108,387
New York-New York	93,316	7,439	479	210	20,432	121,876
Excalibur	72,023	9,083	—	4,405	16,152	101,663
Monte Carlo	33,547	8,409	1,929	1,131	34,102	79,118
Circus Circus Las Vegas	33,450	10,694	—	816	16,963	61,923
MGM Grand Detroit	146,722	—	—	(59)	23,608	170,271
Beau Rivage	68,210	—	—	(172)	25,880	93,918
Gold Strike Tunica	39,409	—	—	67	9,792	49,268
Borgata	34,271	—	90	8,652	33,923	76,936
MGM National Harbor	(13,914)	—	17,986	—	5,236	9,308
Domestic Resorts	1,366,232	139,335	22,443	20,016	513,596	2,061,622
MGM China	255,264	—	27,848	(216)	237,840	520,736
Unconsolidated resorts	525,119	—	3,168	—	—	528,287
Management and other operations	3,381	—	1,150	29	7,505	12,065
	2,149,996	139,335	54,609	19,829	758,941	3,122,710
Stock compensation	(44,957)	—	—	—	—	(44,957)
Corporate	(26,840)	—	85,466	(432,869)	90,586	(283,657)
	$2,078,199	$139,335	$140,075	$(413,040)	$849,527	$2,794,096

	Year Ended December 31, 2015
			Property
			Transactions,
		Preopening	Net	Depreciation
	Operating	and Start-up	and Goodwill	and	Adjusted
	Income (Loss)	Expenses	Impairment	Amortization	EBITDA
	(In thousands)
Bellagio	$305,172	$—	$1,085	$90,442	$396,699
MGM Grand Las Vegas	208,083	—	110	73,260	281,453
Mandalay Bay	120,458	—	3,599	79,733	203,790
The Mirage	66,362	115	1,729	44,562	112,768
Luxor	49,563	(2)	94	37,708	87,363
New York-New York	81,577	(74)	4,931	19,982	106,416
Excalibur	67,785	—	111	14,591	82,487
Monte Carlo	55,822	—	3,219	27,149	86,190
Circus Circus Las Vegas	27,199	280	21	15,639	43,139
MGM Grand Detroit	130,953	—	(36)	23,999	154,916
Beau Rivage	63,248	—	(5)	26,235	89,478
Gold Strike Tunica	34,255	—	221	11,440	45,916
Other resort operations	2,975	—	—	466	3,441
Domestic Resorts	1,213,452	319	15,079	465,206	1,694,056
MGM China	(1,212,377)	13,863	1,472,128	266,267	539,881
Unconsolidated resorts	254,879	3,475	—	—	258,354
Management and other operations	26,154	1,179	1,080	7,765	36,178
	282,108	18,836	1,488,287	739,238	2,528,469
Stock compensation	(32,125)	—	—	—	(32,125)
Corporate	(402,821)	52,491	15,655	80,645	(254,030)
	$(152,838)	$71,327	$1,503,942	$819,883	$2,242,314

PART IV

ITEM 15.	EXHIBITS, FINANCIAL STATEMENT SCHEDULES
(a)(1).	Financial Statements.

(a)(2).	Financial Statement Schedule.

Years Ended December 31, 2017, 2016 and 2015
Schedule II — Valuation and Qualifying Accounts	62

We have omitted schedules other than the one listed above because they are not required or are not applicable, or the required information is shown in the Consolidated Financial Statements or Notes to Consolidated Financial Statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of MGM Resorts International

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of MGM Resorts International and subsidiaries (the "Company") as of December 31, 2017 and 2016, the related consolidated statements of operations, comprehensive income (loss), cash flows and stockholders' equity for each of the three years in the period ended December 31, 2017, and the related notes and financial statement schedule of Valuation and Qualifying Accounts included in Item 15(a)(2), (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company's internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 1, 2018 (not presented herein), expressed an unqualified opinion on the Company's internal control over financial reporting.

Change in Accounting Principle

As discussed in Note 2 to the financial statements, effective January 1, 2018, the Company adopted FASB ASC 606, Revenue from Contracts with Customers, on a retrospective basis.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ DELOITTE & TOUCHE LLP

Las Vegas, Nevada

March 1, 2018 (June 27, 2018 as to the effect of the retrospective adoption of ASC 606, as discussed in Note 2)

We have served as the Company's auditor since 2002.

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	December 31,
	2017	2016
ASSETS
Current assets
Cash and cash equivalents	$1,499,995	$1,446,581
Accounts receivable, net	542,273	545,120
Inventories	102,292	97,733
Income tax receivable	42,551	—
Prepaid expenses and other	189,244	142,349
Total current assets	2,376,355	2,231,783

Property and equipment, net	19,635,459	18,425,023

Other assets
Investments in and advances to unconsolidated affiliates	1,033,297	1,219,346
Goodwill	1,806,531	1,817,119
Other intangible assets, net	3,877,960	4,087,706
Other long-term assets, net	430,440	393,423
Total other assets	7,148,228	7,517,594
	$29,160,042	$28,174,400
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$255,028	$250,477
Construction payable	474,807	270,361
Income tax payable	—	10,654
Current portion of long-term debt	158,042	8,375
Accrued interest on long-term debt	135,785	159,028
Other accrued liabilities	2,114,635	1,637,708
Total current liabilities	3,138,297	2,336,603

Deferred income taxes, net	1,295,375	2,536,500
Long-term debt, net	12,751,052	12,979,220
Other long-term obligations	284,416	325,981
Commitments and contingencies (Note 12)
Redeemable noncontrolling interests	79,778	54,139
Stockholders' equity
Common stock, $.01 par value: authorized 1,000,000,000 shares, issued and outstanding 566,275,789 and 574,123,706 shares	5,663	5,741
Capital in excess of par value	5,357,709	5,653,575
Retained earnings	2,217,299	518,456
Accumulated other comprehensive income (loss)	(3,610)	15,053
Total MGM Resorts International stockholders' equity	7,577,061	6,192,825
Noncontrolling interests	4,034,063	3,749,132
Total stockholders' equity	11,611,124	9,941,957
	$29,160,042	$28,174,400

The accompanying notes are an integral part of these consolidated financial statements.

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Year Ended December 31,
	2017	2016	2015
Revenues
Casino	$5,016,426	$4,108,126	$4,060,614
Rooms	2,152,741	2,003,027	1,834,581
Food and beverage	1,871,969	1,727,805	1,648,486
Entertainment, retail, and other	1,354,301	1,242,159	1,237,073
Reimbursed costs	402,042	397,152	398,836
	10,797,479	9,478,269	9,179,590
Expenses
Casino	2,673,397	2,213,922	2,363,183
Rooms	748,947	697,977	677,654
Food and beverage	1,414,611	1,310,969	1,271,357
Entertainment, retail and other	954,125	901,201	901,007
Reimbursed costs	402,042	397,152	398,836
General and administrative	1,559,575	1,378,534	1,309,113
Corporate expense	356,872	312,705	274,480
NV Energy exit expense	(40,629)	139,335	—
Preopening and start-up expenses	118,475	140,075	71,327
Property transactions, net	50,279	17,078	35,951
Goodwill impairment	—	—	1,467,991
Gain on Borgata transaction	—	(430,118)	—
Depreciation and amortization	993,480	849,527	819,883
	9,231,174	7,928,357	9,590,782
Income from unconsolidated affiliates	146,222	528,287	258,354
Operating income (loss)	1,712,527	2,078,199	(152,838)
Non-operating income (expense)
Interest expense, net of amounts capitalized	(668,745)	(694,773)	(797,579)
Non-operating items from unconsolidated affiliates	(34,751)	(53,139)	(76,462)
Other, net	(48,241)	(72,698)	(15,970)
	(751,737)	(820,610)	(890,011)
Income (loss) before income taxes	960,790	1,257,589	(1,042,849)
Benefit (provision) for income taxes	1,127,394	(21,743)	5,405
Net income (loss)	2,088,184	1,235,846	(1,037,444)
Less: Net (income) loss attributable to noncontrolling interests	(136,132)	(135,438)	591,929
Net income (loss) attributable to MGM Resorts International	$1,952,052	$1,100,408	$(445,515)

Earnings per share
Basic	$3.38	$1.94	$(0.82)
Diluted	$3.34	$1.92	$(0.82)
Weighted average common shares outstanding
Basic	572,253	568,134	542,873
Diluted	578,795	573,317	542,873
Dividends declared per common share	$0.44	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(In thousands)

	Year Ended December 31,
	2017	2016	2015
Net income (loss)	$2,088,184	$1,235,846	$(1,037,444)
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment	(43,188)	(2,680)	3,727
Unrealized gain on cash flow hedges	7,995	1,879	—
Other	—	—	(672)
Other comprehensive income (loss)	(35,193)	(801)	3,055
Comprehensive income (loss)	2,052,991	1,235,045	(1,034,389)
Less: Comprehensive (income) loss attributable to noncontrolling interests	(119,700)	(134,680)	589,905
Comprehensive income (loss) attributable to MGM Resorts International	$1,933,291	$1,100,365	$(444,484)

The accompanying notes are an integral part of these consolidated financial statements.

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2017	2016	2015
Cash flows from operating activities
Net income (loss)	$2,088,184	$1,235,846	$(1,037,444)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	993,480	849,527	819,883
Amortization of debt discounts, premiums and issuance costs	32,996	40,493	46,280
Loss on retirement of long-term debt	45,696	66,933	1,924
Provision for doubtful accounts	20,603	10,863	54,691
Stock-based compensation	62,494	55,487	42,872
Property transactions, net	50,279	17,078	35,951
Goodwill impairment	—	—	1,467,991
Gain on Borgata transaction	—	(430,118)	—
(Income) loss from unconsolidated affiliates	(111,471)	(471,980)	(178,417)
Distributions from unconsolidated affiliates	13,050	16,905	29,333
Deferred income taxes	(1,259,406)	(81,183)	(2,426)
Change in operating assets and liabilities:
Accounts receivable	(17,972)	(31,866)	(61,774)
Inventories	(4,656)	10,806	(2,649)
Income taxes receivable and payable, net	(53,204)	13,385	(5,946)
Prepaid expenses and other	(46,974)	20,192	(13,694)
Prepaid Cotai land concession premium	(7,765)	(22,376)	(22,427)
Accounts payable and accrued liabilities	422,258	273,744	(142,938)
Other	(21,181)	(39,764)	(26,131)
Net cash provided by operating activities	2,206,411	1,533,972	1,005,079
Cash flows from investing activities
Capital expenditures, net of construction payable	(1,864,082)	(2,262,473)	(1,466,819)
Dispositions of property and equipment	718	3,944	8,032
Proceeds from partial disposition of investment in unconsolidated affiliate	—	15,000	—
Proceeds from sale of business units and investment in unconsolidated affiliate	—	—	92,207
Acquisition of Borgata, net of cash acquired	—	(559,443)	—
Investments in and advances to unconsolidated affiliates	(16,727)	(3,633)	(196,062)
Distributions from unconsolidated affiliates in excess of cumulative earnings	301,211	542,097	201,612
Investments in cash deposits - original maturities longer than 90 days	—	—	(200,205)
Proceeds from cash deposits - original maturities longer than 90 days	—	—	770,205
Other	(1,712)	(11,696)	(4,028)
Net cash used in investing activities	(1,580,592)	(2,276,204)	(795,058)
Cash flows from financing activities
Net borrowings under bank credit facilities – maturities of 90 days or less	15,001	491,032	977,275
Borrowings under bank credit facilities – maturities longer than 90 days	—	1,845,375	5,118,750
Repayments under bank credit facilities – maturities longer than 90 days	—	(1,845,375)	(5,118,750)
Issuance of long-term debt	350,000	2,050,000	—
Retirement of senior notes	(502,669)	(2,258,053)	(875,504)
Repayment of Borgata credit facility	—	(583,598)	—
Debt issuance costs	(9,977)	(139,584)	(46,170)
Issuance of MGM Growth Properties Class A shares in public offering	404,685	1,207,500	—
MGM Growth Properties Class A share issuance costs	(17,137)	(75,032)	—
Acquisition of MGM China shares	—	(100,000)	—
Dividends paid to common shareholders	(252,014)	—	—
Distributions to noncontrolling interest owners	(170,402)	(103,367)	(307,227)
Proceeds from issuance of redeemable noncontrolling interests	—	47,325	6,250
Purchases of common stock	(327,500)	—	—
Other	(58,765)	(16,801)	(12,503)
Net cash provided by (used in) financing activities	(568,778)	519,422	(257,879)
Effect of exchange rate on cash	(3,627)	(921)	793
Cash and cash equivalents
Net increase (decrease) for the period	53,414	(223,731)	(47,065)
Change in cash related to assets held for sale	—	—	3,662
Balance, beginning of period	1,446,581	1,670,312	1,713,715
Balance, end of period	$1,499,995	$1,446,581	$1,670,312
Supplemental cash flow disclosures
Interest paid, net of amounts capitalized	$658,637	$661,166	$776,540
Federal, state and foreign income taxes paid, net of refunds	181,651	68,236	11,801
Non-cash investing and financing activities
Common stock issued for acquisition of MGM China shares	$—	$174,041	$—
Deferred cash payment for acquisition of MGM China shares	—	43,265	—
Conversion of convertible senior notes to equity	—	—	1,449,499
Increase (decrease) in investment in and advances to CityCenter related to change in completion guarantee liability	—	—	(8,198)
Increase in construction accounts payable	204,446	20,241	79,681
The accompanying notes are an integral part of these consolidated financial statements.

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

For the Years ended December 31, 2017, 2016 and 2015

(In thousands)

						Total
				Retained	Accumulated	MGM Resorts
	Common Stock		Capital in	Earnings	Other	International	Non-	Total
		Par	Excess of	(Accumulated	Comprehensive	Stockholders'	Controlling	Stockholders'
	Shares	Value	Par Value	Deficit)	Income (Loss)	Equity	Interests	Equity
Balances, January 1, 2015	491,292	$4,913	$4,180,922	$(136,437)	$12,991	$4,062,389	$3,537,357	$7,599,746
Net loss	—	—	—	(445,515)	—	(445,515)	(591,929)	(1,037,444)
Currency translation adjustment	—	—	—	—	1,703	1,703	2,024	3,727
Other comprehensive loss from unconsolidated affiliates, net	—	—	—	—	(672)	(672)	—	(672)
Stock-based compensation	—	—	38,464	—	—	38,464	4,538	43,002
Issuance of common stock pursuant to stock-based compensation awards	1,844	18	(24,896)	—	—	(24,878)	—	(24,878)
Conversion of convertible debt to common stock	71,703	717	1,448,779	—	—	1,449,496	—	1,449,496
Cash distributions to noncontrolling interest owners	—	—	—	—	—	—	(307,494)	(307,494)
Issuance of performance share units	—	—	4,872	—	—	4,872	—	4,872
Other	—	—	7,745	—	—	7,745	4	7,749
Balances, December 31, 2015	564,839	5,648	5,655,886	(581,952)	14,022	5,093,604	2,644,500	7,738,104
Net income	—	—	—	1,100,408	—	1,100,408	134,902	1,235,310
Currency translation adjustment	—	—	—	—	(1,477)	(1,477)	(1,203)	(2,680)
Stock-based compensation	—	—	51,460	—	—	51,460	4,147	55,607
Issuance of common stock pursuant to stock-based compensation awards	2,225	22	(30,065)	—	—	(30,043)	—	(30,043)
Issuance of performance share units	—	—	5,817	—	—	5,817	—	5,817
Cash distributions to noncontrolling interest owners	—	—	—	—	—	—	(103,457)	(103,457)
MGM Growth Properties IPO	—	—	(150,414)	—	—	(150,414)	1,334,252	1,183,838
MGP dividend payable to Class A shareholders	—	—	—	—	—	—	(22,281)	(22,281)
MGM China common stock acquisition	7,060	71	127,146	—	1,074	128,291	(270,903)	(142,612)
Borgata transaction	—	—	(18,385)	—	—	(18,385)	28,752	10,367
Other comprehensive income - cash flow hedges	—	—	—	—	1,434	1,434	445	1,879
Other	—	—	12,130	—	—	12,130	(22)	12,108
Balances, December 31, 2016	574,124	5,741	5,653,575	518,456	15,053	6,192,825	3,749,132	9,941,957
Net income	—	—	—	1,952,052	—	1,952,052	128,320	2,080,372
Currency translation adjustment	—	—	—	—	(23,995)	(23,995)	(19,193)	(43,188)
Other comprehensive income - cash flow hedges	—	—	—	—	5,234	5,234	2,761	7,995
Stock-based compensation	—	—	57,531	—	—	57,531	4,991	62,522
Issuance of common stock pursuant to stock-based compensation awards	2,152	22	(33,802)	—	—	(33,780)	—	(33,780)
Issuance of performance share units	—	—	9,648	—	—	9,648	95	9,743
Cash distributions to noncontrolling interest owners	—	—	—	—	—	—	(147,685)	(147,685)
Dividends paid to common shareholders	—	—	—	(252,014)	—	(252,014)	—	(252,014)
MGP dividend payable to Class A shareholders	—	—	—	—	—	—	(29,777)	(29,777)
National Harbor transaction	—	—	(12,486)	—	(11)	(12,497)	19,383	6,886
Repurchase of common stock	(10,000)	(100)	(327,400)	—	—	(327,500)	—	(327,500)
MGP Class A share issuance	—	—	35,029	—	109	35,138	326,484	361,622
Adjustment of redeemable non-controlling interest to redemption value	—	—	(18,280)	—	—	(18,280)	—	(18,280)
Other	—	—	(6,106)	(1,195)	—	(7,301)	(448)	(7,749)
Balances, December 31, 2017	566,276	$5,663	$5,357,709	$2,217,299	$(3,610)	$7,577,061	$4,034,063	$11,611,124

The accompanying notes are an integral part of these consolidated financial statements.

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION

Organization. MGM Resorts International (together with its consolidated subsidiaries, unless otherwise indicated or unless the context requires otherwise, the “Company”) is a Delaware corporation that acts largely as a holding company and, through subsidiaries, owns and operates casino resorts. As discussed further below, the Company leases certain of its real estate assets from MGM Growth Properties Operating Partnership LP (the “Operating Partnership”), which is a consolidated subsidiary.

The Company owns and operates the following integrated casino, hotel and entertainment resorts in Las Vegas, Nevada: Bellagio, MGM Grand Las Vegas, The Mirage, Mandalay Bay, Luxor, New York-New York, Monte Carlo, Excalibur and Circus Circus Las Vegas. Operations at MGM Grand Las Vegas include management of The Signature at MGM Grand Las Vegas, a condominium-hotel consisting of three towers. The Company operates and, along with local investors, owns MGM Grand Detroit in Detroit, Michigan and MGM National Harbor in Prince George’s County, Maryland. The Company also owns and operates Borgata located on Renaissance Pointe in the Marina area of Atlantic City, New Jersey and the following resorts in Mississippi: Beau Rivage in Biloxi and Gold Strike in Tunica. Additionally, the Company owns and operates the Park, a dining and entertainment district located between New York-New York and Monte Carlo, Shadow Creek, an exclusive world-class golf course located approximately ten miles north of its Las Vegas Strip resorts, Primm Valley Golf Club at the California/Nevada state line and Fallen Oak golf course in Saucier, Mississippi.

On April 25, 2016, MGM Growth Properties LLC (“MGP”), a consolidated subsidiary of the Company, completed its initial public offering (“IPO”) of 57,500,000 of its Class A shares representing limited liability company interests (inclusive of the full exercise by the underwriters of their option to purchase 7,500,000 Class A shares) at an initial offering price of $21 per share. In connection with the IPO, the Company and MGP entered into a series of transactions and several agreements that, among other things, set forth the terms and conditions of the IPO and provide a framework for the Company’s relationship with MGP.

MGP is organized as an umbrella partnership REIT (commonly referred to as an “UPREIT”) structure in which substantially all of its assets are owned by and substantially all of its businesses are conducted through its Operating Partnership subsidiary. MGP has two classes of authorized and outstanding voting common shares (collectively, the “shares”): Class A shares and a single Class B share. The Company owns MGP’s Class B share, which does not provide its holder any rights to profits or losses or any rights to receive distributions from operations of MGP or upon liquidation or winding up of MGP. MGP’s Class A shareholders are entitled to one vote per share, while the Company, as the owner of the Class B share, is entitled to an amount of votes representing a majority of the total voting power of MGP’s shares so long as the Company and its controlled affiliates’ (excluding MGP) aggregate beneficial ownership of the combined economic interests in MGP and the Operating Partnership does not fall below 30%. The Company and MGP each hold Operating Partnership units representing limited partner interests in the Operating Partnership. The general partner of the Operating Partnership is also a subsidiary of MGP, which is 100% owned by MGP. The Operating Partnership units held by the Company are exchangeable into Class A shares of MGP on a one-to-one basis, or cash at the fair value of a Class A share. The determination of settlement method is at the option of MGP’s independent conflicts committee. The Company and MGP’s ownership interest percentage in the Operating Partnership have varied based upon the transactions that MGP has completed, as discussed in Note 13. As of December 31, 2017, the Company owned 73.4% of the Operating Partnership units, and MGP held the remaining 26.6% ownership interest in the Operating Partnership.

Pursuant to a master contribution agreement entered into in connection with the IPO by and between the Company, MGP, and the Operating Partnership, the Company contributed the real estate assets of The Mirage, Mandalay Bay, Luxor, New York-New York, Monte Carlo, Excalibur, The Park, Gold Strike Tunica, MGM Grand Detroit and Beau Rivage to newly formed subsidiaries and subsequently transferred 100% ownership in such subsidiaries to the Operating Partnership in exchange for a percentage ownership of Operating Partnership units. Concurrently, pursuant to a master lease agreement between a subsidiary of the Company (the “tenant”) and a subsidiary of the Operating Partnership (the “landlord”), the tenant leased the contributed real estate assets from the landlord.

Subsequent to the Company completing its acquisition of Borgata in August 2016, as discussed in Note 4, MGP acquired Borgata’s real property from a subsidiary of the Company, and in October 2017, MGP also acquired the long-term leasehold interest and real property associated with MGM National Harbor from a subsidiary of the Company. Amendments to the master lease agreement provides for the Company to lease the real estate assets of Borgata and MGM National Harbor from a subsidiary of the Operating Partnership. See Note 10, Note 13, and Note 18 for additional information related to MGP, its ownership and transactions, and certain other intercompany agreements and debt financing transactions entered into in connection therewith.

The Company has an approximate 56% controlling interest in MGM China, which owns MGM Grand Paradise, S.A. (“MGM Grand Paradise”). MGM Grand Paradise owns and operates the MGM Macau resort and casino and the related gaming subconcession and land concessions as well as MGM Cotai, an integrated casino, hotel and entertainment resort located on an 18 acre site on the Cotai Strip in Macau that opened on February 13, 2018. The Gaming Inspection and Coordination Bureau of Macau (“DICJ”) approved 100 gaming tables for the opening of MGM Cotai and 25 additional gaming tables effective for operation on January 1, 2019, for a total of 125 gaming tables in aggregate. In addition, the DICJ approved the initial transfer of 77 gaming tables from MGM Macau to MGM Cotai.

The Company owns 50% of and manages CityCenter Holdings, LLC (“CityCenter”), located between Bellagio and Monte Carlo. The other 50% of CityCenter is owned by Infinity World Development Corp, a wholly owned subsidiary of Dubai World, a Dubai, United Arab Emirates government decree entity. CityCenter consists of Aria, an integrated casino, hotel and entertainment resort; Mandarin Oriental Las Vegas, a non-gaming boutique hotel; and Vdara, a luxury condominium-hotel. In addition, CityCenter features residential units in the Residences at Mandarin Oriental and Veer. See Note 7 and Note 18 for additional information related to CityCenter.

The Company and a subsidiary of Anschutz Entertainment Group, Inc. (“AEG”) each own 42.5% of the Las Vegas Arena Company, LLC (“Las Vegas Arena Company”), the entity which owns the T-Mobile Arena, and Athena Arena, LLC owns the remaining 15%. The Company manages the T-Mobile Arena, which is located on a parcel of the Company’s land between Frank Sinatra Drive and New York-New York, adjacent to the Las Vegas Strip. The T-Mobile Arena is a 20,000 seat venue designed to host world-class events – from mixed martial arts, boxing, basketball and bull riding, to high profile awards shows and top-name concerts, and is the home of the Vegas Golden Knights of the National Hockey League. Additionally, the Company leases the MGM Grand Garden Arena, located adjacent to the MGM Grand Las Vegas, to the Las Vegas Arena Company. See Note 7 for additional information regarding the Company’s investment in the Las Vegas Arena Company.

The Company also has a 50% interest in Grand Victoria. Grand Victoria is a riverboat casino in Elgin, Illinois; an affiliate of Hyatt Gaming owns the other 50% of Grand Victoria and also operates the resort. See Note 7 for additional information regarding the Company’s investment in Grand Victoria.

A subsidiary of the Company was awarded a casino license to build and operate MGM Springfield in Springfield, Massachusetts. MGM Springfield is in the process of being developed on approximately 14 acres of land in downtown Springfield. The Company’s plans for the resort currently include a casino with approximately 2,550 slots and 120 table games including poker; a 250-room hotel; 100,000 square feet of retail and restaurant space; 44,000 square feet of meeting and event space; and a 3,500 space parking garage, with an expected development and construction cost of approximately $960 million, excluding capitalized interest and land-related costs. Construction of MGM Springfield is expected to be completed in the third quarter of 2018.

The Company has two reportable segments: domestic resorts and MGM China. See Note 17 for additional information about the Company’s segments.

NOTE 2 — BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation. For entities not determined to be a variable interest entity (“VIE”), the Company consolidates such entities in which the Company owns 100% of the equity. For entities in which the Company owns less than 100% of the equity interest, the Company consolidates the entity if it has the direct or indirect ability to control the entities’ activities based upon the terms of the respective entities’ ownership agreements. For these entities, the Company records a noncontrolling interest in the consolidated balance sheets. The Company’s investments in unconsolidated affiliates which are 50% or less owned are accounted for under the equity method when the Company can exercise significant influence over or has joint control of the unconsolidated affiliate. All intercompany balances and transactions are eliminated in consolidation.

The Company evaluates entities for which control is achieved through means other than voting rights to determine if it is the primary beneficiary of a VIE. A VIE is an entity in which either (i) the equity investors as a group, if any, lack the power through voting or similar rights to direct the activities of such entity that most significantly impact such entity’s economic performance or (ii) the equity investment at risk is insufficient to finance that entity’s activities without additional subordinated financial support. The Company identifies the primary beneficiary of a VIE as the enterprise that has both of the following characteristics: (i) the power to direct the activities of the VIE that most significantly impact the entity’s economic performance; and (ii) the obligation to absorb losses or receive benefits of the VIE that could potentially be significant to the entity. The Company consolidates its investment in a VIE when it determines that it is its primary beneficiary. For these VIEs, the Company records a noncontrolling interest in the consolidated balance sheets. The Company may change its original assessment of a VIE upon subsequent events such as the modification of contractual arrangements that affect the characteristics or adequacy of the entity’s equity investments at risk and the disposition of all or a portion of an interest held by the primary beneficiary. The Company performs this analysis on an ongoing basis.

Management has determined that MGP is a VIE because the Class A equity investors as a group lack the power through voting or similar rights to direct the activities of such entity that most significantly impact such entity’s economic performance. The Company has determined that it is the primary beneficiary of MGP and consolidates MGP because (i) its ownership of MGP’s single Class B share entitles it to a majority of the total voting power of MGP’s shares, and (ii) the exchangeable nature of the Operating Partnership units owned provide the Company the right to receive benefits from MGP that could potentially be significant to MGP. The Company has recorded MGP’s ownership interest in the Operating Partnership of 26.6% as of December 31, 2017 as noncontrolling interest in the Company’s consolidated financial statements. As of December 31, 2017, on a consolidated basis MGP had total assets of $10.4 billion, primarily related to its real estate investments, and total liabilities of $4.3 billion, primarily related to its indebtedness.

Reclassifications. Certain reclassifications have been made to conform the prior period presentation.

Management’s use of estimates. The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. These principles require the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair value measurements. Fair value measurements affect the Company’s accounting and impairment assessments of its long-lived assets, investments in unconsolidated affiliates, cost method investments, assets acquired and liabilities assumed in an acquisition, and goodwill and other intangible assets. Fair value measurements also affect the Company’s accounting for certain of its financial assets and liabilities. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date and is measured according to a hierarchy that includes: Level 1 inputs, such as quoted prices in an active market; Level 2 inputs, which are observable inputs for similar assets; or Level 3 inputs, which are unobservable inputs. The Company used the following inputs in its fair value measurements:

•	Level 1 and Level 2 inputs for its long-term debt fair value disclosures. See Note 10;
•	Level 2 and Level 3 inputs when assessing the fair value of assets acquired and liabilities assumed during the Borgata transaction. See Note 4;
•	Level 2 and Level 3 inputs when measuring the impairment of goodwill related to the MGM China reporting unit. See Note 8; and
•	Level 3 inputs when assessing the fair value of its investment in Grand Victoria. See Note 7

Cash and cash equivalents. Cash and cash equivalents include investments and interest bearing instruments with maturities of 90 days or less at the date of acquisition. Such investments are carried at cost, which approximates market value. Book overdraft balances resulting from the Company’s cash management program are recorded as accounts payable or construction payable as applicable.

Accounts receivable and credit risk. Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of casino accounts receivable. The Company issues credit to approved casino customers and gaming promoters following background checks and investigations of creditworthiness. At December 31, 2017, 35% of the Company’s casino receivables at its domestic resorts were due from customers residing in foreign countries and 8% of the Company’s casino receivables related to MGM China. Business or economic conditions or other significant events in these countries could affect the collectability of such receivables.

Accounts receivable are typically non-interest bearing and are initially recorded at cost. Accounts are written off when management deems the account to be uncollectible. Recoveries of accounts previously written off are recorded when received. An estimated allowance for doubtful accounts is maintained to reduce the Company’s receivables to their net carrying amount, which approximates fair value. The allowance is estimated based on both a specific review of customer accounts as well as historical collection experience and current economic and business conditions. Management believes that as of December 31, 2017, no significant concentrations of credit risk existed for which an allowance had not already been recorded.

Inventories. Inventories consist primarily of food and beverage, retail merchandise and operating supplies, and are stated at the lower of cost or net realizable value. Cost is determined primarily using the average cost method for food and beverage and operating supplies. Cost for retail merchandise is determined using the cost method.

Property and equipment. Property and equipment are stated at cost. A significant amount of the Company’s property and equipment was acquired through business combinations and therefore recognized at fair value at the acquisition date. Gains or losses on dispositions of property and equipment are included in the determination of income or loss. Maintenance costs are expensed as incurred. As of December 31, 2017 and 2016, the Company had accrued $28 million and $36 million for property and equipment within accounts payable and $34 million and $32 million related to construction retention within other long-term liabilities, respectively.

Property and equipment are generally depreciated over the following estimated useful lives on a straight-line basis:

Buildings and improvements	20 to 40 years
Land improvements	10 to 20 years
Furniture and fixtures	3 to 20 years
Equipment	3 to 15 years

The Company evaluates its property and equipment and other long-lived assets for impairment based on its classification as held for sale or to be held and used. Several criteria must be met before an asset is classified as held for sale, including that management with the appropriate authority commits to a plan to sell the asset at a reasonable price in relation to its fair value and is actively seeking a buyer. For assets held for sale, the Company recognizes the asset at the lower of carrying value or fair market value less costs to sell, as estimated based on comparable asset sales, offers received, or a discounted cash flow model. For assets to be held and used, the Company reviews for impairment whenever indicators of impairment exist. The Company then compares the estimated future cash flows of the asset, on an undiscounted basis, to the carrying value of the asset. If the undiscounted cash flows exceed the carrying value, no impairment is indicated. If the undiscounted cash flows do not exceed the carrying value, then an impairment charge is recorded based on the fair value of the asset, typically measured using a discounted cash flow model. If an asset is still under development, future cash flows include remaining construction costs. All recognized impairment losses, whether for assets held for sale or assets to be held and used, are recorded as operating expenses.

Capitalized interest. The interest cost associated with major development and construction projects is capitalized and included in the cost of the project. When no debt is incurred specifically for a project, interest is capitalized on amounts expended on the project using the weighted-average cost of the Company’s outstanding borrowings. Capitalization of interest ceases when the project is substantially complete or development activity is suspended for more than a brief period.

Investments in and advances to unconsolidated affiliates. The Company has investments in unconsolidated affiliates accounted for under the equity method. Under the equity method, carrying value is adjusted for the Company’s share of the investees’ earnings and losses, amortization of certain basis differences, as well as capital contributions to and distributions from these companies. Distributions in excess of equity method earnings are recognized as a return of investment and recorded as investing cash inflows in the accompanying consolidated statements of cash flows. The Company classifies operating income and losses as well as gains and impairments related to its investments in unconsolidated affiliates as a component of operating income or loss, as the Company’s investments in such unconsolidated affiliates are an extension of the Company’s core business operations.

The Company evaluates its investments in unconsolidated affiliates for impairment whenever events or changes in circumstances indicate that the carrying value of its investment may have experienced an “other-than-temporary” decline in value. If such conditions exist, the Company compares the estimated fair value of the investment to its carrying value to determine if an impairment is indicated and determines whether the impairment is “other-than-temporary” based on its assessment of all relevant factors, including consideration of the Company’s intent and ability to retain its investment. The Company estimates fair value using a discounted cash flow analysis based on estimated future results of the investee and market indicators of terminal year capitalization rates, and a market approach that utilizes business enterprise value multiples based on a range of multiples from the Company’s peer group. See Note 7 and Note 16 for results of the Company’s review of its investment in certain of its unconsolidated affiliates.

Goodwill and other intangible assets. Goodwill represents the excess of purchase price over fair market value of net assets acquired in business combinations. Goodwill and indefinite-lived intangible assets must be reviewed for impairment at least annually and between annual test dates in certain circumstances. The Company performs its annual impairment tests in the fourth quarter of each fiscal year. No impairments were indicated or recorded as a result of the annual impairment review for goodwill and indefinite-lived intangible assets in 2017 and 2016. An impairment of goodwill related to the MGM China reporting unit was recorded as a result of the annual impairment review in 2015. See Note 8.

Accounting guidance provides entities the option to perform a qualitative assessment of goodwill and indefinite-lived intangible assets (commonly referred to as “step zero”) in order to determine whether further impairment testing is necessary. In performing the step zero analysis the Company considers macroeconomic conditions, industry and market considerations, current and forecasted financial performance, entity-specific events, and changes in the composition or carrying amount of net assets of reporting units for goodwill. In addition, the Company takes into consideration the amount of excess of fair value over carrying value determined in the last quantitative analysis that was performed, as well as the period of time that has passed since the last quantitative analysis. If the step zero analysis indicates that it is more likely than not that the fair value is less than its carrying amount, the entity would proceed to a quantitative analysis.

Under the quantitative analysis, goodwill for relevant reporting units is tested for impairment using a discounted cash flow analysis based on the estimated future results of the Company’s reporting units discounted using market discount rates and market indicators of terminal year capitalization rates, and a market approach that utilizes business enterprise value multiples based on a range of multiples from the Company’s peer group. Effective January 1, 2017, the Company prospectively adopted accounting guidance that simplifies goodwill impairment testing by eliminating the requirement to calculate the implied fair value of goodwill (formerly “Step 2”) in the event that impairment is identified. Instead, an impairment charge is recognized for the amount by which the carrying value exceeds the reporting unit’s fair value, not to exceed the total amount of goodwill allocated to that reporting unit. Under the quantitative analysis, license rights are tested for impairment using a discounted cash flow approach, and trademarks are tested for impairment using the relief-from-royalty method. If the fair value of an indefinite-lived intangible asset is less than its carrying amount, an impairment loss is recognized equal to the difference.

Revenue recognition. The Company’s revenue from contracts with customers consists of casino wagers, hotel room sales, food and beverage transactions, entertainment shows, and retail transactions.

The transaction price for a casino wager is the difference between gaming wins and losses (“net win”). In certain circumstances, the Company offers discounts on markers, which is estimated based upon historical business practice, and recorded as a reduction of casino revenue. Commissions rebated to gaming promoters and VIP players at MGM China are also recorded as a reduction of casino revenue. The Company accounts for casino revenue on a portfolio basis given the similar characteristics of wagers by recognizing net win per gaming day versus on an individual wager basis.

For casino wager contracts that include complimentary goods and services provided by the Company to gaming patrons on a discretionary basis to incentivize gaming, the Company allocates revenue to the good or service delivered based upon stand-alone selling price (“SSP”). Discretionary complimentaries provided by the Company and supplied by third parties are recognized as an operating expense. The Company accounts for complimentaries on a portfolio basis given the similar characteristics of the incentives by recognizing redemption per gaming day.

For casino wager contracts that include incentives earned by customers under the Company’s loyalty programs, the Company allocates a portion of net win based upon the SSP of such incentive (less estimated breakage). This allocation is deferred and recognized as revenue when the customer redeems the incentive. When redeemed, revenue is recognized in the department that provides the goods or service. Redemption of loyalty incentives at third party outlets are deducted from the loyalty liability and amounts owed are paid to the third party, with any discount received recorded as other revenue. Commissions, complimentaries, and other incentives provided to gaming customers were collectively $2.1 billion, $1.8 billion and $1.8 billion for the years ended December 31, 2017, 2016 and 2015, respectively. After allocating revenue to other goods and services provided as part of casino wager contracts, the Company records the residual amount to casino revenue.

The transaction price of rooms, food and beverage, and retail contracts is the net amount collected from the customer for such goods and services. The transaction price for such contracts is recorded as revenue when the good or service is transferred to the customer over their stay at the hotel or when the delivery is made for the food & beverage and retail & other contracts. Sales and usage-based taxes are excluded from revenues. For some arrangements, the Company acts as an agent in that it arranges for another party to transfer goods and services, which primarily include certain of the Company’s entertainment shows as well as customer rooms arranged by online travel agents.

The Company also has other contracts that include multiple goods and services, such as packages that bundle food, beverage, or entertainment offerings with hotel stays and convention services. For such arrangements, the Company allocates revenue to each good or service based on its relative SSP. The Company primarily determines the SSP of rooms, food and beverage, entertainment, and retail goods and services based on the amount that the Company charges when sold separately in similar circumstances to similar customers.

Contract and Contract-Related Liabilities. There may be a difference between the timing of cash receipts from the customer and the recognition of revenue, resulting in a contract or contract-related liability. The Company generally has three types of liabilities related to contracts with customers: (1) outstanding chip liability, which represents the amounts owed in exchange for gaming chips held by a customer, (2) loyalty program obligations, which represents the deferred allocation of revenue relating to loyalty program incentives earned, as discussed above, and (3) customer advances and other, which is primarily funds deposited by customers before gaming play occurs (“casino front money”) and advance payments on goods and services yet to be provided such as advance ticket sales and deposits on rooms and convention space or for unpaid wagers. These liabilities are generally expected to be recognized as revenue within one year of being purchased, earned, or deposited and are recorded within “Other accrued liabilities” on the Company’s consolidated balance sheets.

The following table summarizes the activity related to contract and contract-related liabilities:

	Outstanding Chip Liability		Loyalty Program		Customer Advances and Other
	2017	2016	2017	2016	2017	2016
	(in thousands)
Balance at January 1	$227,538	$282,810	$88,379	$84,365	$437,287	$281,500
Balance at December 31	597,753	227,538	91,119	88,379	539,626	437,287
Increase / (decrease)	370,215	(55,272)	2,740	4,014	102,339	155,787

Reimbursed costs. Costs reimbursed pursuant to management services are recognized as revenue in the period it incurs the costs as this reflects when the Company performs its related performance obligation and is entitled to reimbursement. Reimbursed costs relate primarily to the Company’s management of CityCenter.

Revenue by source. The Company presents the revenue earned disaggregated by the type or nature of the good or service (casino, room, food and beverage, and entertainment, retail and other) and by relevant geographic region within Note 17. Lease revenues earned by the Company from third-parties are classified within the line item corresponding to the type or nature of the tenant’s good or service. Lease revenues include $51 million, $50 million and $51 million recorded within food and beverage revenue for 2017, 2016 and 2015, respectively, and $79 million, $77 million and $72 million recorded within entertainment, retail, and other revenue for the same such periods, respectively.

Advertising. The Company expenses advertising costs the first time the advertising takes place. Advertising expense, which is generally included in general and administrative expenses, was $223 million, $171 million and $156 million for 2017, 2016 and 2015, respectively.

Corporate expense. Corporate expense represents unallocated payroll, aircraft costs, professional fees and various other expenses not directly related to the Company’s casino resort operations. In addition, corporate expense includes the costs associated with the Company’s evaluation and pursuit of new business opportunities, which are expensed as incurred.

Preopening and start-up expenses. Preopening and start-up costs, including organizational costs, are expensed as incurred. Costs classified as preopening and start-up expenses include payroll, outside services, advertising, and other expenses related to new or start-up operations.

Property transactions, net. The Company classifies transactions such as write-downs and impairments, demolition costs, and normal gains and losses on the sale of assets as “Property transactions, net.” See Note 16 for a detailed discussion of these amounts.

Redeemable noncontrolling interest. In 2015 and 2016, MGM National Harbor issued non-voting economic interests in MGM National Harbor (“Interests”) to noncontrolling interest parties for a total aggregate purchase price of $53 million. The Interests provide for annual preferred distributions by MGM National Harbor to the noncontrolling interest parties based on a percentage of its annual net gaming revenue (as defined in the MGM National Harbor operating agreement). Such distributions are accrued each quarter and are paid 90-days after the end of each fiscal year.

Beginning on December 31, 2019 the noncontrolling interest parties will each have the ability to require MGM National Harbor to purchase all or a portion of their Interests for a purchase price based on a contractually agreed upon formula. Additionally, certain noncontrolling interest parties each have the right to sell back all or a portion of their Interests prior to such date if MGM National Harbor were to guarantee or grant liens to secure any indebtedness of the Company or its affiliates other than the indebtedness of MGM National Harbor.

The Company has recorded the Interests as “Redeemable noncontrolling interests” in the mezzanine section of the accompanying consolidated balance sheets and not stockholders’ equity because their redemption is not exclusively in the Company’s control. Interests were initially accounted for at fair value. Subsequently, the Company recognizes changes in the redemption value as they occur and adjusts the carrying amount of the redeemable noncontrolling interests to equal the maximum redemption value, provided such amount does not fall below the initial carrying value, at the end of each reporting period. The Company records any changes caused by such an adjustment in capital in excess of par value. Additionally, the carrying amount of the redeemable noncontrolling interests is adjusted for accrued annual preferred distributions, with changes caused by such adjustments recorded within net income (loss) attributable to noncontrolling interests.

Income (loss) per share of common stock. The table below reconciles basic and diluted income (loss) per share of common stock. Diluted net income (loss) attributable to common stockholders includes adjustments for redeemable noncontrolling interests and the potentially dilutive effect on the Company’s equity interests in MGP and MGM China due to shares outstanding under their respective stock compensation plans. Diluted weighted-average common and common equivalent shares include adjustments for potential dilution of share-based awards outstanding under the Company’s stock compensation plan.

	Year Ended December 31,
	2017	2016	2015
Numerator:	(In thousands)
Net income (loss) attributable to MGM Resorts International	$1,952,052	$1,100,408	$(445,515)
Adjustment related to redeemable noncontrolling interests	(18,363)	(28)	—
Net income (loss) available to common stockholders - basic	1,933,689	1,100,380	(445,515)
Potentially dilutive effect due to MGP Omnibus Plan	(90)	(40)	—
Potentially dilutive effect due to MGM China Share Option Plan	(178)	(11)	—
Net income (loss) attributable to common stockholders - diluted	$1,933,421	$1,100,329	$(445,515)
Denominator:
Weighted-average common shares outstanding basic	572,253	568,134	542,873
Potential dilution from share-based awards	6,542	5,183	—
Weighted-average common and common equivalent shares - diluted	578,795	573,317	542,873
Antidilutive share-based awards excluded from the calculation of diluted earnings per share	2,601	4,207	18,276

Currency translation. The Company translates the financial statements of foreign subsidiaries that are not denominated in U.S. dollars. Balance sheet accounts are translated at the exchange rate in effect at each balance sheet date. Income statement accounts are translated at the average rate of exchange prevailing during the period. Translation adjustments resulting from this process are recorded to other comprehensive income (loss).

Accumulated other comprehensive income (loss). Comprehensive income (loss) includes net income (loss) and all other non-stockholder changes in equity, or other comprehensive income (loss). Elements of the Company’s accumulated other comprehensive income are reported in the accompanying consolidated statements of stockholders’ equity. Amounts reported in accumulated other comprehensive income related to cash flow hedges will be reclassified to interest expense as interest payments are made on our variable-rate debt. The following table summarizes the changes in the accumulated balance of other comprehensive income:

	Currency Translation Adjustments	Cash Flow Hedges	Other	Total
	(In thousands)
Balance, January 1, 2016	$14,022	$—	$—	$14,022
Other comprehensive income (loss) before reclassifications	(2,680)	1,521	1,074	(85)
Amounts reclassified from accumulated other comprehensive income to interest expense	—	358	—	358
Other comprehensive income (loss), net of tax	(2,680)	1,879	1,074	273
Other comprehensive income (loss) attributable to noncontrolling interest	1,203	(445)	—	758
Balance, December 31, 2016	12,545	1,434	1,074	15,053
Other comprehensive income (loss) before reclassifications	(43,188)	(1,221)	98	(44,311)
Amounts reclassified from accumulated other comprehensive income (loss) to interest expense	—	9,216	—	9,216
Other comprehensive income (loss), net of tax	(43,188)	7,995	98	(35,095)
Other comprehensive income (loss) attributable to noncontrolling interest	19,193	(2,761)	—	16,432
Balance, December 31, 2017	$(11,450)	$6,668	$1,172	$(3,610)

Recently issued accounting standards. In May 2014, the FASB issued ASC 606, “Revenue from Contracts with Customers (Topic 606)” which outlines a new, single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. Under the standard, revenue is recognized when a customer obtains control of promised goods or services in an amount that reflects the consideration the entity expects to receive in exchange for those goods and services.

The Company adopted ASC 606 on a full retrospective basis effective January 1, 2018. The most significant impacts of adoption of the new accounting pronouncement were as follows:

•

Promotional Allowances: The Company no longer recognizes revenues for goods and services provided to customers for free as an inducement to gamble as gross revenue with a corresponding offset to promotional allowances to arrive at net revenues, and accordingly the promotional allowances line item has been removed. The majority of such amounts previously included in promotional allowances now offset casino revenues based on an allocation of revenues to performance obligations using stand-alone selling price. This change resulted in a reclassification of revenue between revenue line items;

•

Loyalty Accounting: As discussed within Revenue Recognition above, the outstanding performance obligations of the loyalty program liability are now recognized at retail value of such benefits owed to the customer (less estimated breakage). This change resulted in a decrease to retained earnings as of January 1, 2015 of $29 million, net of tax of $15 million, with a corresponding increase primarily to other accrued liabilities, as a result of the initial application of the standard and did not have a significant impact to other balance sheet accounts or earnings;

•

Gaming Promoter Commission: Commissions paid to gaming promoters under MGM China’s incentive program are now fully reflected as a reduction in casino revenue. This change resulted in a decrease in casino expense and a corresponding decrease in casino revenue;

•

Gross versus Net Presentation: Mandatory service charges on food and beverage and wide area progressive operator fees are recorded gross, that is, the amount received from the customer has been recorded as revenue with the corresponding amount paid as an expense. These changes resulted in an increase in revenue with a corresponding increase in expense;

•

Estimated Cost of Promotional Allowances: The Company no longer reclassifies the estimated cost of complimentaries provided to the gaming patron from other expense line items to the casino expense line item. This change resulted in a reclassification between expense line items.

These changes, and other less significant adjustments that were required upon adoption, did not have an aggregate material impact on operating income, net income, or cash flows. The following tables show the increase/(decrease) to our 2017 quarterly and full-year 2017, 2016, and 2015 income statement line items as follows:

	Three Months Ended				Twelve Months Ended
	Dec 31, 2017	Sep 30, 2017	June 30, 2017	Mar 31, 2017	Dec 31, 2017	Dec 31, 2016	Dec 31, 2015
	Increase/(decrease)
Revenues	(in thousands)
Casino	$(241,045)	$(260,644)	$(232,305)	$(233,915)	$(967,909)	$(828,364)	$(782,222)
Rooms	(2,987)	8,518	(715)	(3,455)	1,361	(20,814)	(42,152)
Food and beverage	16,296	21,967	18,552	24,867	81,682	87,895	72,990
Entertainment, retail, and other	(1,204)	(2,867)	(3,328)	(1,169)	(8,568)	(9,142)	(10,867)
	(228,940)	(233,026)	(217,796)	(213,672)	(893,434)	(770,425)	(762,251)
Promotional allowances	229,297	236,460	228,193	223,059	917,009	793,571	751,773
	357	3,434	10,397	9,387	23,575	23,146	(10,478)
Expenses
Casino	(147,081)	(147,144)	(135,898)	(137,660)	(567,783)	(504,561)	(519,569)
Rooms	37,260	35,370	34,381	33,833	140,844	121,551	113,560
Food and beverage	100,043	104,786	101,516	103,317	409,662	367,166	353,364
Entertainment, retail, and other	10,220	11,779	11,676	10,718	44,393	41,401	39,306
General and administrative	(68)	(111)	(114)	(47)	(340)	(83)	9
Corporate expense	(2)	—	40	(41)	(3)	(69)	(71)
	372	4,680	11,601	10,120	26,773	25,405	(13,401)
Income from unconsolidated affiliates	25	89	56	63	233	671	471
Operating income (loss)	10	(1,157)	(1,148)	(670)	(2,965)	(1,588)	3,394

Income (loss) before income taxes	10	(1,157)	(1,148)	(670)	(2,965)	(1,588)	3,394
Benefit (provision) for income taxes	(6,310)	405	401	235	(5,269)	556	(1,189)
Net income (loss)	(6,300)	(752)	(747)	(435)	(8,234)	(1,032)	2,205
Net income (loss) attributable to MGM Resorts International	(6,300)	(752)	(747)	(435)	(8,234)	(1,032)	2,205
Net income (loss) per share of common stock attributable to MGM Resorts International
Basic	$(0.01)	$—	$(0.01)	$—	$(0.01)	$—	$—
Diluted	$(0.01)	$—	$—	$—	$(0.01)	$—	$—

In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842),” (“ASU 2016-02”), which replaces the existing guidance in Accounting Standards Codification (“ASC”) 840, “Leases.” ASU 2016-02 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2018. ASU 2016-02 requires a dual approach for lessee accounting under which a lessee would account for leases as finance leases or operating leases. Both finance leases and operating leases will result in the lessee recognizing a right-of-use (“ROU”) asset and a corresponding lease liability. For finance leases, the lessee would recognize interest expense and amortization of the ROU asset and for operating leases the lessee would recognize a straight-line total lease expense. The Company is currently assessing the impact the adoption of ASU 2016-02 will have on its consolidated financial statements and footnote disclosures.

In August 2016, the FASB issued ASU No. 2016-15, “Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments (a consensus of the Emerging Issues Task Force),” (“ASU 2016-15”), effective for fiscal years beginning after December 15, 2017. ASU 2016-15 amends the guidance of ASC 230 on the classification of certain cash receipts and payments in the statement of cash flows. The primary purpose of ASU 2016-15 is to reduce the diversity in practice that has resulted from the lack of consistent principles, specifically clarifying the guidance on eight cash flow issues. The adoption of ASU 2016-15 did not have a material effect on the Company’s consolidated financial statements and footnote disclosures.

In January 2017, the Company adopted ASU No. 2016-09, “Compensation – Stock Compensation (Topic 718),” (“ASU 2016-09”). ASU 2016-09 simplifies the accounting for share-based payment transactions, including the income tax consequences, accounting for forfeitures, classification of awards as either equity or liabilities, and classification on the statement of cash flows. ASU 2016-09 has separate transition guidance for each element of the new standard. The adoption of ASU 2016-09 did not have a material effect on the Company’s consolidated financial statements and footnote disclosures.

In January 2017, the Company adopted ASU No. 2016-17, “Consolidation (Topic 810): Interests Held Through Related Parties that are Under Common Control,” (“ASU 2016-17”). The amendments affect the evaluation of whether to consolidate a VIE in certain situations involving entities under common control. Specifically, the amendments change the evaluation of whether an entity is the primary beneficiary of a VIE for an entity that is a single decision-maker of a variable interest by changing how an entity treats indirect interests in the VIE held through related parties that are under common control with the reporting entity. The guidance in ASU 2016-17 must be applied retrospectively to all relevant periods. The adoption of ASU 2016-17 did not have a material effect on the Company’s consolidated financial statements and footnote disclosures.

In January 2017, the Company early adopted ASU No. 2017-04, “Intangibles – Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment” (“ASU 2017-04”). ASU 2017-04 simplifies the subsequent measurement of goodwill by eliminating step two from the goodwill impairment test. Under the amended guidance, the Company will perform its annual goodwill impairment tests (and interim tests if any are determined to be necessary) by comparing the fair value of its reporting units with their carrying value, and an impairment charge, if any, will be recognized for the amount by which the carrying value exceeds the reporting unit’s fair value, not to exceed the total amount of goodwill allocated to that reporting unit. The adoption of ASU 2017-04 did not have a material effect on the Company’s consolidated financial statements and footnote disclosures.

NOTE 3 — ACCOUNTS RECEIVABLE, NET

Accounts receivable, net consisted of the following:

	December 31,
	2017	2016
	(In thousands)
Casino	$343,869	$332,443
Hotel	146,931	169,321
Other	144,044	141,276
	634,844	643,040
Less: Allowance for doubtful accounts	(92,571)	(97,920)
	$542,273	$545,120

NOTE 4— BORGATA TRANSACTION

On August 1, 2016, the Company completed the acquisition of Boyd Gaming Corporation’s (“Boyd Gaming”) ownership interest in Borgata. Following the completion of the acquisition of Boyd Gaming’s interest, MGP acquired Borgata’s real property from the Company and leased back the real property to a subsidiary of the Company.

As part of the purchase and sale agreement, the Company agreed to pay Boyd Gaming half of any net amount received or utilized by the Company as it relates to the Atlantic City property tax refund owed to Borgata at the time of the transaction. After taking into account the contingent consideration paid related to the property tax refunds realized by Borgata through the finalization of purchase price accounting, cash paid to Boyd Gaming for its interest in Borgata was $604 million. As further discussed in Note 12, Borgata subsequently entered into a property tax reimbursement agreement in February 2017 with the Department of Community Affairs of the State of New Jersey and Atlantic City and received the settlement amount of $72 million in June 2017, half of which the Company paid Boyd Gaming, net of fees and expenses.

Through the acquisition of Boyd Gaming’s interest in Borgata, the Company obtained 100% of the equity interests in Borgata and therefore consolidated Borgata as of August 1, 2016. The Company recognized 100% of the assets and liabilities of Borgata at fair value at the date of the acquisition. Prior to the acquisition, the Company held a 50% ownership interest in Borgata, which was accounted for under the equity method. The fair value of the equity interests of Borgata was determined by the transaction price and equaled approximately $1.2 billion. The carrying value of the Company’s equity method investment was significantly less than its share of the fair value of Borgata at the acquisition date, resulting in a $430 million gain on the acquisition. Under the acquisition method, the fair value was allocated to the assets acquired and liabilities assumed in the transaction. The allocation of fair value for substantially all of the assets and liabilities has been finalized as of December 31, 2016.

The following table sets forth the finalized allocation at December 31, 2016 (in thousands):

Fair value of assets acquired and liabilities assumed:
Current assets	$112,221
Property and equipment and other long-term assets	1,373,567
Goodwill	386,892
Trade name	83,000
Customer list	22,000
Current liabilities	(122,743)
Long-term debt	(583,187)
Deferred taxes	(12,124)
Other long-term obligations	(51,894)
$1,207,732

As discussed above, the Company recognized the identifiable intangible assets of Borgata at fair value. The trade name and customer relationship intangible assets did not have historical cost bases at Borgata. The estimated fair values of the intangible assets were determined using methodologies under the income approach based on significant inputs that were not observable.

Unfavorable lease liability. The Company has assumed the liability of a series of ground leases for a total of approximately 11 acres of land on which the Borgata employee parking garage, public space expansion, rooms expansion, modified surface parking lot, beer garden and outdoor pool reside. The Company recorded an unfavorable lease liability of $1 million in “Current liabilities” and $47 million in “Other long-term obligations” for the excess contractual lease obligations over the market value of the leases, which will be amortized on a straight-line basis over the term of the lease contracts through December 2070. Both a market and income approach using Level 2 and Level 3 inputs were utilized to determine the fair value of these leases.

Deferred taxes. The Company recorded an additional net deferred tax liability of $89 million, of which $82 million and $7 million was recorded to income tax expense and goodwill, respectively. The net deferred tax liability represents the excess of the financial reporting amounts of the net assets of Borgata over their respective basis under U.S. and New Jersey tax law expected to be applied to taxable income in the periods such differences are expected to be realized.

Consolidated results. Borgata’s net revenue for the period from August 1, 2016 through December 31, 2016 was $350 million, operating income was $34 million and net income was $4 million.

Pro forma information. The operating results for Borgata are included in the accompanying consolidated statements of operations from the date of acquisition. The following unaudited pro forma consolidated financial information for the Company has been prepared assuming the Company’s acquisition of its controlling interest has occurred as of January 1, 2015 and excludes the $430 million gain discussed above. The unaudited pro forma financial information below is not necessarily indicative of either future results of operations or results that might have been achieved had the acquisition been consummated as of January 1, 2015.

	Year Ended December 31,
	2016	2015
	(In thousands, except per share data)
	(unaudited)
Net revenues	$9,963,322	$9,983,240
Net income (loss) attributable to MGM Resorts International	818,247	(415,466)
Basis net income (loss) per share	$1.44	$(0.77)
Diluted net income (loss) per share	$1.43	$(0.77)

NOTE 5 — DISPOSITIONS

On April 1, 2015, the Company closed the sale of Railroad Pass. At closing, the Company received $8 million in cash proceeds. On April 30, 2015, the Company closed the sale of Gold Strike and related assets in Jean, Nevada. At closing, the Company received $12 million in cash proceeds. On July 7, 2015, the Company entered into an agreement with Eldorado Resorts, Inc. to sell Circus Circus Reno, as well as the Company’s 50% interest in Silver Legacy and associated real property. On November 23, 2015, the Company closed the sale and received $80 million in cash proceeds and recorded a gain of $23 million related to the sale, classified within “Property transactions, net.” See Note 7 for further discussion of the sale of the Company’s 50% investment in Silver Legacy. Railroad Pass, Gold Strike and Circus Circus Reno were not classified as discontinued operations because the Company concluded that the sales did not have a major effect on the Company’s operations or its financial results and they do not represent a disposal of a major geographic segment or product line.

NOTE 6 — PROPERTY AND EQUIPMENT, NET

Property and equipment, net consisted of the following:

	December 31,
	2017	2016
	(In thousands)
Land	$6,531,701	$6,530,988
Buildings, building improvements and land improvements	12,245,950	11,969,984
Furniture, fixtures and equipment	5,157,363	4,863,647
Construction in progress	3,950,635	2,628,603
	27,885,649	25,993,222
Less: Accumulated depreciation	(8,250,190)	(7,568,199)
	$19,635,459	$18,425,023

NOTE 7 — INVESTMENTS IN AND ADVANCES TO UNCONSOLIDATED AFFILIATES

Investments in and advances to unconsolidated affiliates consisted of the following:

	December 31,
	2017	2016
	(In thousands)
CityCenter Holdings, LLC – CityCenter (50%)	$808,220	$1,006,261
Elgin Riverboat Resort–Riverboat Casino – Grand Victoria (50%)	124,342	123,585
Las Vegas Arena Company, LLC (42.5%)	76,619	80,339
Other	24,116	9,161
	$1,033,297	$1,219,346

The Company recorded its share of the net income from unconsolidated affiliates, including adjustments for basis differences, as follows:

	Year Ended December 31,
	2017	2016	2015
	(In thousands)
Income from unconsolidated affiliates	$146,222	$528,287	$258,354
Preopening and start-up expenses	—	(3,168)	(3,475)
Non-operating items from unconsolidated affiliates	(34,751)	(53,139)	(76,462)
	$111,471	$471,980	$178,417

CityCenter

Crystals sale. In April 2016, CityCenter closed the sale of Crystals for approximately $1.1 billion. During the year ended December 31, 2016, CityCenter recognized a gain on the sale of Crystals of $400 million and the Company recognized a $401 million gain, which included $200 million representing its 50% share of the gain recorded by CityCenter and $201 million representing the reversal of certain basis differences. The basis differences primarily related to other-than-temporary impairment charges recorded on the Company’s investment in CityCenter that were allocated to Crystals’ building assets.

CityCenter distributions. In April 2017, CityCenter paid a $600 million dividend, consisting of a $350 million dividend using proceeds from the upsized senior credit facilities and a $250 million dividend from cash on hand, of which $78 million was part of its annual dividend policy. MGM Resorts received its 50% share, or $300 million. In March 2016, a $90 million distribution was declared in accordance with CityCenter’s annual distribution policy and in April 2016, CityCenter declared a $990 million special distribution in connection with the Crystals sale. The Company’s $540 million share of such distributions was paid in May 2016. In April 2015, CityCenter declared a special distribution of $400 million, of which the Company received its 50% share of $200 million.

CityCenter litigation settlement. During the first quarter of 2015, CityCenter recognized a $160 million gain as a result of the final resolution of its construction litigation and related settlements, of which the Company recorded $80 million, its 50% share of the gain.

CityCenter credit facility. In April 2017, CityCenter completed a refinancing of its senior credit facility. The new senior credit facility consists of a $1.6 billion term loan B facility maturing in April 2024 and a $125 million revolving credit facility maturing in April 2022. The term loan B was issued at 99.5% and bears interest at LIBOR plus 2.50% with a LIBOR floor of 0.75%. The revolving facility bears interest at LIBOR plus 2.00%. The term loan B facility requires CityCenter to make amortization payments of 0.25% of the original principal balance at each quarter end.

Borgata

As discussed in Note 4, the Company acquired Boyd Gaming’s ownership interest in Borgata on August 1, 2016, and therefore began to consolidate Borgata beginning on that date. Prior thereto, the Company’s investment in Borgata was accounted for under the equity method.

Grand Victoria

At December 31, 2015, the Company reviewed the carrying value of its Grand Victoria investment for impairment due to a greater than anticipated decline in operating results resulting in part from a continued loss of market share to video gaming terminals, as well as a decrease in forecasted cash flows compared to the prior forecast. The Company used a blended discounted cash flow analysis and guideline public company method to determine the estimated fair value from a market participant’s viewpoint. Key assumptions included in the discounted cash flow analysis were estimates of future cash flows including outflows for capital expenditures, a long-term growth rate of 2% and a discount rate of 10.5%. Key assumptions in the guideline public company method included business enterprise value multiples selected based on the range of multiples in Grand Victoria’s peer group. As a result of the analysis, the Company determined that it was necessary to record an other-than-temporary impairment charge of $17 million at December 31, 2015, based on an estimated fair value of $123 million for the Company’s 50% interest. The Company performed a sensitivity analysis surrounding its long-term growth rate assumption and noted that if a long-term growth rate of 1.5% had been used, the resulting estimated fair value of the Company’s 50% interest in Grand Victoria would have been approximately $120 million. The Company intends to, and believes it will be able to, retain its investment in Grand Victoria; however, due to the extent of the shortfall and the Company’s assessment of the uncertainty of fully recovering its investment, the Company has determined that the impairment was other-than-temporary.

Las Vegas Arena Company, LLC

Athena Arena transaction. On September 1, 2016, the Company and AEG each sold a 7.5% membership interest in the Las Vegas Arena Company, LLC to Athena Arena, LLC. As a result of this transaction, the Company received $15 million in proceeds and recorded a $3 million gain in “Property transactions, net”.

Arena financing. As of December 31, 2017, the senior secured credit facility consisted of a $129 million term loan A and a $50 million term loan B. The senior secured credit facility matures in September 2019, is secured by substantially all the assets of the Las Vegas Arena Company, and contains certain financial covenants which became applicable upon the opening of the T-Mobile Arena in April 2016. See Note 12 for discussion of the Company’s repayment guarantee related to the Las Vegas Arena Company’s term loan B facility.

Silver Legacy

Silver Legacy sale. As discussed in Note 5, the Company closed the sale of its 50% interest in Silver Legacy on November 23, 2015, received proceeds of $58 million, and recorded a gain of $20 million. The Company’s investment in Silver Legacy was not classified as discontinued operations because the Company concluded that the sale would not have a major effect on the Company’s operations or its financial results and it did not represent a disposal of a major geographic segment or product line.

Basis Differences

The Company’s investments in unconsolidated affiliates do not equal the Company’s share of venture-level equity due to various basis differences. Basis differences related to depreciable assets are being amortized based on the useful lives of the related assets and liabilities, and basis differences related to non–depreciable assets, such as land and indefinite-lived intangible assets, are not being amortized. Differences between the Company’s share of venture-level equity and investment balances are as follows:

	December 31,
	2017	2016

	(In thousands)
Venture-level equity attributable to the Company	$2,659,780	$2,882,227
Adjustment to CityCenter equity upon contribution of net assets by MGM Resorts International (1)	(532,501)	(537,819)
CityCenter capitalized interest (2)	206,065	215,467
CityCenter completion guarantee (3)	322,703	337,223
CityCenter deferred gain (4)	(219,561)	(221,638)
CityCenter capitalized interest on sponsor notes (5)	(40,258)	(42,095)
Other-than-temporary impairments of CityCenter investment (6)	(1,504,161)	(1,555,509)
Acquisition fair value adjustments net of other-than-temporary impairments of Grand Victoria investment (7)	99,619	99,619
Other adjustments	41,611	41,871
	$1,033,297	$1,219,346

(1)	Primarily relates to land and fixed assets.
(2)	Relates to interest capitalized on the Company’s investment balance during development and construction stages.
(3)	Created by contributions to CityCenter under the completion guarantee recognized as equity contributions by CityCenter split between the members.
(4)	Relates to a deferred gain on assets contributed to CityCenter upon formation of CityCenter.
(5)	Relates to interest on the sponsor notes capitalized by CityCenter during development. Such sponsor notes were converted to equity in 2013.
(6)	The impairment of the Company’s CityCenter investment includes $379 million of impairments allocated to land.
(7)	Relates to indefinite-lived gaming license rights for Grand Victoria and other-than-temporary impairments of the Company’s investment in Grand Victoria.

NOTE 8 — GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill and other intangible assets consisted of the following:

	December 31,
	2017	2016
Goodwill:	(In thousands)
Domestic resorts	$457,867	$457,867
MGM China	1,348,664	1,359,252
	$1,806,531	$1,817,119
Indefinite-lived intangible assets:
Detroit development rights	$98,098	$98,098
Trademarks, license rights and other	312,022	312,022
Total indefinite-lived intangible assets	410,120	410,120
Finite-lived intangible assets:
MGM Grand Paradise gaming subconcession	4,478,911	4,514,073
Less: Accumulated amortization	(1,180,908)	(1,024,185)
	3,298,003	3,489,888
MGM Macau land concession	84,076	84,736
Less: Accumulated amortization	(27,870)	(23,817)
	56,206	60,919
MGM China customer lists	127,969	128,974
Borgata customer list	22,000	22,000
Less: Accumulated amortization	(145,569)	(135,574)
	4,400	15,400
Maryland license, Massachusetts license and other intangible assets	136,127	136,127
Less: Accumulated amortization	(26,896)	(24,748)
	109,231	111,379
Total finite-lived intangible assets, net	3,467,840	3,677,586
Total other intangible assets, net	$3,877,960	$4,087,706

Goodwill. A summary of changes in the Company’s goodwill by reportable segment is as follows for 2017 and 2016:

	2017
	Balance at January 1	Acquisitions	Currency exchange	Balance at December 31
	(In thousands)
Goodwill, net by reportable segment:
Domestic resorts	$457,867	$—	$—	$457,867
MGM China	1,359,252	—	(10,588)	1,348,664
	$1,817,119	$—	$(10,588)	$1,806,531

	2016
	Balance at January 1	Acquisitions	Currency exchange	Balance at December 31
	(In thousands)
Goodwill, net by reportable segment:
Domestic resorts	$70,975	$386,892	$—	$457,867
MGM China	1,359,792	—	(540)	1,359,252
	$1,430,767	$386,892	$(540)	$1,817,119

Goodwill concerning domestic resorts relates to the acquisition of Mirage Resorts in 2001, the acquisition of Mandalay Resort Group in 2005, and the acquisition of Borgata in August 2016. See Note 4 for goodwill recognized in connection with the Borgata transaction. The Company recognized goodwill resulting from its acquisition of a controlling interest in MGM China in 2011.

MGM China Goodwill Impairment. During the fourth quarter of 2015, the Company conducted its annual impairment tests of goodwill by reviewing each of its reporting units, including its MGM China reporting unit. The step one goodwill analysis of the MGM China reporting unit indicated the fair value was less than its carrying value by 4%. The decrease in fair value resulted from a decrease in forecasted cash flows based on then current market conditions and a sustained decline in the enterprise value multiples of the MGM China reporting unit as well as the multiples of the reporting unit’s peer group.

As a result of the indication of impairment from its step one analysis, the Company performed a step two impairment analysis to measure the impairment loss. As such, the Company determined the fair values of all assets of the MGM China reporting unit, including its separately identifiable intangible assets. The fair values of each of the separately identifiable intangible assets exceeded their respective carrying values by a significant amount, leading to a lower implied fair value of goodwill. Therefore, the Company recorded a $1.5 billion non-cash impairment charge to reduce the historical carrying value of goodwill related to the MGM China reporting unit to its implied fair value. The carrying value of goodwill related to the MGM China reporting unit as of December 31, 2015 following the impairment charge was $1.4 billion.

Indefinite-lived intangible assets. The Company’s indefinite-lived intangible assets consist primarily of development rights in Detroit, trademarks of which $210 million related to the Mandalay Resort Group trademarks and trade names, and $83 million related to the Borgata trade name, and license rights.

MGM Grand Paradise gaming subconcession. Pursuant to the agreement dated June 19, 2004 between MGM Grand Paradise and Sociedade de Jogos de Macau, S.A., a gaming subconcession was acquired by MGM Grand Paradise for the right to operate casino games of chance and other casino games for a period of 15 years commencing on April 20, 2005. The Company cannot provide any assurance that the gaming subconcession will be extended beyond the original terms of the agreement; however, management believes that the gaming subconcession will be extended, given that the Cotai land concession agreement with the government extends significantly beyond the gaming subconcession. As such, the Company is amortizing the gaming subconcession intangible asset on a straight-line basis over the term of the Cotai land concession, ending in January 2038.

MGM Macau land concession. MGM Grand Paradise entered into a contract with the Macau government to use the land under MGM Macau commencing from April 6, 2006. The land use right has an initial term through April 6, 2031, subject to renewal for additional periods. The land concession intangible asset is amortized on a straight-line basis over the remaining initial contractual term.

Customer lists. The Company recognized an intangible asset related to MGM China’s customer lists, which was amortized on an accelerated basis over its estimated useful life of five years. The MGM China customer list intangible asset became fully amortized in 2016. The Company recognized an intangible asset related to the Borgata customer list, which is amortized on an accelerated basis over its estimated useful life of two years and five months.

Gaming licenses. The Company was granted a license to operate a casino in Maryland. The consideration paid to the State of Maryland for the license fee of $22 million is considered a finite-lived intangible asset that is amortized on a straight-line basis over a period of 15 years, beginning in December 2016, when the casino started operations. The Company was granted a license to operate a casino in Massachusetts. The consideration paid to the State of Massachusetts for the license fee of $85 million is considered a finite-lived intangible asset that will be amortized over a period of 15 years beginning upon the opening of the casino resort.

Other. The Company’s other finite–lived intangible assets consist primarily of lease acquisition costs amortized over the life of the related leases, and certain license rights amortized over their contractual life.

Total amortization expense related to intangible assets was $173 million, $180 million and $199 million for 2017, 2016, and 2015, respectively. Estimated future amortization is as follows:

Years ending December 31,	(In thousands)
2018	$176,432
2019	176,755
2020	176,755
2021	176,755
2022	176,755
Thereafter	2,584,388
$3,467,840

NOTE 9 — OTHER ACCRUED LIABILITIES

Other accrued liabilities consisted of the following:

	December 31,
	2017	2016
	(In thousands)
Contract and contract-related liabilities:
Outstanding chip liability	$597,753	$227,538
Loyalty program obligations	91,119	88,379
Casino front money	303,950	214,017
Advance deposits and ticket sales	149,698	148,707
Unpaid wagers and other	85,978	74,563
Other accrued liabilities:
Payroll and related	483,101	483,194
Taxes, other than income taxes	170,639	166,917
MGP Dividend	29,777	22,281
MGM China gaming promoter commissions	24,277	31,838
Other	178,343	180,274
	$2,114,635	$1,637,708

NOTE 10 — LONG-TERM DEBT

Long-term debt consisted of the following:

	December 31,
	2017	2016

	(In thousands)
Senior credit facility	$372,500	$250,000
Operating Partnership senior credit facility	2,091,375	2,133,250
MGM China credit facility	2,301,584	1,933,313
MGM National Harbor credit facility	—	450,000
$475 million 11.375% senior notes, due 2018	—	475,000
$850 million 8.625% senior notes, due 2019	850,000	850,000
$500 million 5.25% senior notes, due 2020	500,000	500,000
$1,000 million 6.75% senior notes, due 2020	1,000,000	1,000,000
$1,250 million 6.625% senior notes, due 2021	1,250,000	1,250,000
$1,000 million 7.75% senior notes, due 2022	1,000,000	1,000,000
$1,250 million 6% senior notes, due 2023	1,250,000	1,250,000
$1,050 million 5.625% Operating Partnership senior notes, due 2024	1,050,000	1,050,000
$500 million 4.50% Operating Partnership senior notes, due 2026	500,000	500,000
$500 million 4.625% senior notes, due 2026	500,000	500,000
$350 million 4.50% Operating Partnership senior notes, due 2028	350,000	—
$0.6 million 7% debentures, due 2036	552	552
$2.3 million 6.7% debentures, due 2096	2,265	2,265
	13,018,276	13,144,380
Less: Premiums, discounts, and unamortized debt issuance costs, net	(109,182)	(156,785)
	12,909,094	12,987,595
Less: Current portion	(158,042)	(8,375)
	$12,751,052	$12,979,220

Debt due within one year of the December 31, 2017 balance sheet was classified as long-term as the Company had both the intent and ability to refinance current maturities on a long-term basis under its revolving senior credit facilities, with the exception that $158 million related to MGM China’s term loan amortization payments in excess of available borrowings under the MGM China revolving credit facility were classified as current. Debt due within one year of the December 31, 2016 balance sheet was classified as long-term as the Company had both the intent and ability to refinance current maturities on a long-term basis under its revolving senior credit facilities, with the exception that $8 million of MGP’s quarterly amortization payments under its senior credit facility were classified as current because MGP used cash to make such amortization payments in January 2017.

Interest expense, net consisted of the following:

	Year Ended December 31,
	2017	2016	2015

	(In thousands)
Total interest incurred	$779,855	$814,731	$862,377
Interest capitalized	(111,110)	(119,958)	(64,798)
	$668,745	$694,773	$797,579

Senior credit facility. At December 31, 2017, the Company’s senior credit facility consisted of a $238 million term loan A facility and a $1.25 billion revolving facility. The term loan A facility and the revolving facility bear interest determined by reference to a total net leverage ratio pricing grid which results in an interest rate of LIBOR plus 1.75% to 2.75%. Both the term loan A facility and the revolving facility will mature in April 2021. The term loan A facility is subject to amortization of principal in equal quarterly installments, with 5.0% of the initial aggregate principal amount of the term loan A facility to be payable each year. The Company permanently repaid $13 million of the term loan A facility for the year ended December 31, 2017 in accordance with the scheduled amortization. At December 31, 2017, $135 million was drawn on the revolving credit facility. At December 31, 2017, the interest rate on the term loan A facility was 3.82% and the interest rate on the revolving credit facility was 3.74%. For the year ended December 31, 2016, the Company incurred a loss on early retirement of its prior credit facility of approximately $28 million recorded in “Other, net” in the consolidated statements of operations.

The senior credit facility contains representations and warranties, customary events of default, and positive, negative and financial covenants, including that the Company maintain compliance with a maximum total net leverage ratio, a maximum first lien net leverage ratio and a minimum interest coverage ratio. The Company was in compliance with its credit facility covenants at December 31, 2017.

The senior credit facility is secured by (i) a mortgage on the real properties comprising the MGM Grand Las Vegas and the Bellagio, (ii) a pledge of substantially all existing and future personal property of the subsidiaries of the Company that own the MGM Grand Las Vegas and the Bellagio; and (iii) a pledge of the equity or limited liability company interests of the entities that own MGM Grand Las Vegas and the Bellagio.

Mandatory prepayments of the credit facilities will be required upon the occurrence of certain events, including sales of certain assets, casualty events and the incurrence of certain additional indebtedness, subject to certain exceptions and reinvestment rights.

Operating Partnership senior credit facility. At December 31, 2017, the Operating Partnership’s senior secured credit facility consisted of a $274 million term loan A facility, a $1.82 billion term loan B facility, and a $600 million revolving credit facility. The revolving credit facility and term loan A facility bear interest determined by reference to a total net leverage ratio pricing grid which results in an interest rate of LIBOR plus 2.25% to 2.75%. Prior to February 2017, the term loan B facility bore interest at LIBOR plus 2.75% with a LIBOR floor of 0.75%. In February 2017, the Operating Partnership received a reduction of its term loan B interest rate to LIBOR plus 2.50%, with a LIBOR floor of 0.75% upon achieving a minimum corporate family rating of Ba3/BB-. On May 1, 2017, the Operating Partnership repriced its term loan B interest rate to LIBOR plus 2.25% with a LIBOR floor of 0%. All other principal provisions of the existing credit facility remain unchanged. The revolving credit facility and the term loan A facility will mature in April 2021 and the term loan B facility will mature in April 2023.

The term loan facilities are subject to amortization of principal in equal quarterly installments, with 5.0% of the initial aggregate principal amount of the term loan A facility and 1.0% of the initial aggregate principal amount of the term loan B facility to be payable each year. The Operating Partnership permanently repaid $19 million of the term loan A facility and $23 million of the term loan B facility for the year ended December 31, 2017, in accordance with the scheduled amortization. At December 31, 2017, the interest rate on the term loan A facility was 4.32% and the interest rate on the term loan B facility was 3.82%. No amounts have been drawn on the revolving credit facility.

The Operating Partnership credit facility contains customary representations and warranties, events of default, and positive, negative and financial covenants, including that the Operating Partnership maintain compliance with a maximum senior secured net debt to adjusted total assets ratio, maximum total net debt to adjusted assets ratio and a minimum interest coverage ratio. The Operating Partnership was in compliance with its credit facility covenants at December 31, 2017.

The Operating Partnership senior credit facility is guaranteed by each of the Operating Partnership’s existing and subsequently acquired direct and indirect wholly owned material domestic restricted subsidiaries, and secured by a first priority lien security interest on substantially all of the Operating Partnership’s and such restricted subsidiaries’ material assets, including mortgages on its real estate, subject to customary exclusions, other than that of MGM National Harbor.

The Operating Partnership is party to interest rate swaps to mitigate the interest rate risk inherent in its senior secured term loan B facility. As of December 31, 2017, the Operating Partnership pays a weighted average fixed rate of 1.844% on total notional amount of $1.2 billion and the variable rate received resets monthly to the one-month LIBOR with no minimum floor. Net unrealized gain on the interest rate swaps was $11 million as of December 31, 2017. As of December 31, 2016 the Operating Partnership had interest rate swaps with a notional amount of $500 million outstanding with a weighted average fixed rate of 1.825% and a net unrealized gain of $2 million.

MGM China credit facility. At December 31, 2017, the MGM China credit facility consisted of $1.47 billion of term loans and a $1.45 billion revolving credit facility, which bear interest at a fluctuating rate per annum based on HIBOR plus a margin that ranges between 1.375% and 2.5% based on MGM China’s leverage ratio. The MGM China credit facility is scheduled to mature in April 2019 with the term loan facilities subject to amortization of principal in quarterly installments as a percentage of the original principal amount of 5% due in January 2018, 15% due in each of the subsequent quarters of 2018 and the first quarter of 2019, and the balance due at maturity in April 2019. The Company permanently repaid $77 million of term loans for the year ended December 31, 2017 in accordance with the scheduled amortization. The MGM China credit facility is secured by MGM Grand Paradise’s interest in the Cotai land use right, and MGM China, MGM Grand Paradise and their guarantor subsidiaries have granted a security interest in substantially all of their assets to secure the facility. At December 31, 2017, $832 million was drawn on the revolving credit facility. At December 31, 2017, the weighted average interest rate on the term loans was 3.71% and the weighted average interest rate on the revolving credit facility was 3.57%.

The MGM China credit facility contains customary representations and warranties, events of default, and positive, negative and financial covenants, including that MGM China maintains compliance with a maximum leverage ratio and a minimum interest coverage ratio. In February 2017, the MGM China credit facility was amended to increase the maximum total leverage ratio to 6.00 to 1.00 through December 31, 2017, declining to 5.50 to 1.00 at March 31, 2018, 5.00 to 1.00 at June 30, 2018, 4.50 to 1.00 at September 30, 2018 and thereafter. MGM China was in compliance with its credit facility covenants at December 31, 2017.

MGM China is in the process of amending its credit facility. The proposed amended facility extends the maturity date, extends the timing of and reduces the amount of scheduled amortization payments, and increases the maximum leverage ratio.

MGM National Harbor credit agreement. In October 2017, the revolving credit facility was repaid and terminated by the Company and the $425 million in outstanding term loans were assumed, and immediately repaid, by a subsidiary of MGP in conjunction with the MGM National Harbor transaction. The Company incurred a $14 million loss on the early retirement of debt related to the MGM National Harbor credit facility recorded in “Other, net” in the consolidated statements of operations.

Senior Notes. In July 2017, the Company redeemed for cash all $475 million principal amount of its outstanding 11.375% senior notes due 2018. The Company incurred a $30 million loss on the early retirement of such notes recorded in “Other, net” in the consolidated statements of operations.

In August 2016, the Company issued $500 million in aggregate principal amount of 4.625% senior notes due 2026 for net proceeds of $493 million. The Company used the net proceeds, together with cash on hand, to redeem the $743 million outstanding aggregate principal amount of its 7.625% senior notes due 2017, in September 2016. The Company incurred a loss on early retirement of the 7.625% senior notes of approximately $16 million recorded in “Other, net” in the consolidated statements of operations.

In connection with the closing of MGP’s IPO, on May 25, 2016 (the “Redemption Date”) the Company redeemed for cash all $1.23 billion aggregate principal amount of its outstanding 7.5% senior notes due 2016 and 10% senior notes due 2016 in accordance with the terms of the applicable indenture. The Company incurred a loss on early retirement of such notes of approximately $22 million recorded in “Other, net” in the consolidated statements of operations.

Operating Partnership senior notes. In September 2017, the Operating Partnership issued $350 million in aggregate principal amount of 4.50% senior notes due 2028 for net proceeds of $346 million.

In August 2016, the Operating Partnership issued $500 million in aggregate principal amount of 4.5% senior notes due 2026 for net proceeds of $492 million.

In April 2016, a subsidiary of the Operating Partnership issued $1.05 billion in aggregate principal amount of 5.625% senior notes due 2024 and on MGP’s IPO date, the Operating Partnership entered into a supplemental indenture through which it assumed the obligations under the notes from such subsidiary (which merged into the Operating Partnership on such date).

Each series of the Operating Partnership's senior notes are fully and unconditionally guaranteed, jointly and severally, on a senior basis by all of the Operating Partnership’s subsidiaries that guarantee the Operating Partnership’s credit facilities, other than MGP Finance Co-Issuer, Inc., which is a co-issuer of the senior notes. The Operating Partnership may redeem all or part of the senior notes at a redemption price equal to 100% of the principal amount of the senior notes plus, to the extent the Operating Partnership is redeeming senior notes prior to the date that is three months prior to their maturity date, an applicable make whole premium, plus, in each case, accrued and unpaid interest. The indentures governing the senior notes contain customary covenants and events of default. These covenants are subject to a number of important exceptions and qualifications set forth in the applicable indentures governing the senior notes, including, with respect to the restricted payments covenants, the ability to make unlimited restricted payments to maintain the REIT status of MGP.

Bridge Facilities. In connection with the Borgata transaction in August 2016, the Company borrowed $545 million under certain bridge facilities, the proceeds of which were used to repay existing Borgata debt. The bridge facilities were subsequently contributed to the Operating Partnership. The Operating Partnership immediately repaid the bridge facilities with a combination of cash on hand and a draw down on its revolving credit facility, which it subsequently refinanced with proceeds from its offering of its 4.5% senior notes due 2026.

In connection with the master contribution agreement and related transactions in April 2016, the Company borrowed $4.0 billion under certain bridge facilities, the proceeds of which were used to repay its outstanding obligations under its prior senior credit facility and were used to repay its 7.5% senior notes due 2016 and its 10% senior notes due 2016 on the Redemption Date. The bridge facilities were subsequently assumed by the Operating Partnership pursuant to the master contribution agreement. The Operating Partnership repaid the bridge facilities with a combination of proceeds from financing its transactions and the proceeds from the IPO.

Maturities of long-term debt. The maturities of the principal amount of the Company’s long-term debt as of December 31, 2017 are as follows:

Years ending December 31,	(In thousands)
2018	$819,572
2019	2,424,013
2020	1,546,000
2021	1,832,250
2022	1,018,500
Thereafter	5,377,941
$13,018,276

Fair value of long-term debt. The estimated fair value of the Company’s long-term debt was $13.6 billion and $13.9 billion at December 31, 2017 and 2016, respectively. Fair value was estimated using quoted market prices for the Company’s senior notes and senior credit facilities.

NOTE 11 — INCOME TAXES

The Company recognizes deferred income tax assets, net of applicable reserves, related to net operating losses, tax credit carryforwards and certain temporary differences. The Company recognizes future tax benefits to the extent that realization of such benefit is more likely than not. Otherwise, a valuation allowance is applied.

Income (loss) before income taxes for domestic and foreign operations consisted of the following:

	Year Ended December 31,
	2017	2016	2015
	(In thousands)
Domestic operations	$747,090	$984,095	$158,690
Foreign operations	213,700	273,494	(1,201,539)
	$960,790	$1,257,589	$(1,042,849)

The benefit (provision) for income taxes attributable to income (loss) before income taxes is as follows:

	Year Ended December 31,
	2017	2016	2015
Federal:	(In thousands)
Current	$(120,980)	$(97,502)	$(13,540)
Deferred (excluding separate components)	204,713	(124,625)	279,031
Deferred – change in enacted rates	987,942	—	—
Deferred – valuation allowance	101,443	222,688	(247,867)
Other noncurrent	1,356	3,608	(590)
Benefit for federal income taxes	1,174,474	4,169	17,034
State:
Current	(6,798)	4,069	(1,840)
Deferred (excluding separate components)	(25,233)	2,313	(2,768)
Deferred – operating loss carryforward	44,242	(16,024)	(2,263)
Deferred – valuation allowance	(40,078)	23,058	(4,465)
Other noncurrent	(3,876)	(2,901)	7,153
Benefit (provision) for state income taxes	(31,743)	10,515	(4,183)
Foreign:
Current	(470)	(2,015)	(2,127)
Deferred (excluding separate components)	(40,653)	(34,425)	(5,832)
Deferred – operating loss carryforward	4,688	2,988	10,472
Deferred – valuation allowance	21,098	(2,975)	(9,959)
Provision for foreign income taxes	(15,337)	(36,427)	(7,446)
	$1,127,394	$(21,743)	$5,405

A reconciliation of the federal income tax statutory rate and the Company’s effective tax rate is as follows:

	Year Ended December 31,
	2017	2016	2015

Federal income tax statutory rate	35.0%	35.0%	35.0%
Change in enacted rates	(102.7)	—	—
Foreign tax credit	(70.3)	(10.6)	63.9
Repatriation of foreign earnings	35.4	5.2	(32.1)
Foreign goodwill impairment	—	—	(49.3)
Federal valuation allowance	(10.6)	(17.7)	(23.8)
State taxes, net	2.4	—	—
Stock-based compensation	(2.1)	—	—
Gain on Borgata transaction	—	(5.4)	—
Foreign jurisdiction income/losses taxed at other than 35%	(4.9)	(3.8)	6.9
Permanent and other items	0.5	(1.0)	(0.2)
	(117.3)%	1.7%	0.5%

The major tax-effected components of the Company’s net deferred tax liability are as follows:

	December 31,
	2017	2016
Deferred tax assets – federal and state:	(In thousands)
Bad debt reserve	$25,432	$40,330
Deferred compensation	5,232	6,881
Net operating loss carryforward	46,702	9,669
Accruals, reserves and other	94,904	183,056
Investments in unconsolidated affiliates	84,188	152,476
Stock-based compensation	24,390	33,311
Tax credits	3,045,138	2,824,312
	3,325,986	3,250,035
Less: Valuation allowance	(2,462,272)	(2,510,140)
	863,714	739,895
Deferred tax assets – foreign:
Bad debt reserve	821	895
Net operating loss carryforward	76,909	72,788
Accruals, reserves and other	—	3,945
Stock-based compensation	4,423	3,830
	82,153	81,458
Less: Valuation allowance	(51,466)	(73,134)
	30,687	8,324
Total deferred tax assets	$894,401	$748,219
Deferred tax liabilities – federal and state:
Property and equipment	$(1,670,704)	$(2,657,230)
Long-term debt	(48,809)	(146,018)
Intangibles	(79,167)	(124,729)
	(1,798,680)	(2,927,977)
Deferred tax liabilities – foreign:
Accruals, reserves and other	(26,657)	—
Property and equipment	(16,277)	(4,691)
Intangibles	(348,162)	(352,051)
	(391,096)	(356,742)
Total deferred tax liability	$(2,189,776)	$(3,284,719)
Net deferred tax liability	$(1,295,375)	$(2,536,500)

On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the U.S. Tax Cuts and Jobs Act (the “Tax Act”). The Tax Act makes broad and complex changes to the U.S. tax code that will generally be applicable to tax years beginning after December 31, 2017, including, but not limited to, (1) reducing the U.S. federal corporate tax rate from 35 percent to 21 percent; (2) requiring companies to pay a one-time transition tax on certain unrepatriated earnings of foreign subsidiaries; (3) generally eliminating U.S. federal income taxes on dividends from foreign subsidiaries; (4) adding a new provision designed to tax global intangible low-taxed income (GILTI), which allows for the possibility of using foreign tax credits (FTCs) and a deduction of up to 50 percent to offset the income tax liability (subject to some limitations); (5) creating a new limitation on deductible interest expense; (6) imposing additional limitations on the deductibility of executive compensation and certain employee fringe benefits; and (7) increasing bonus depreciation to allow for full expensing of qualified property.

The SEC staff issued Staff Accounting Bulletin No. 118 (SAB 118), which provides guidance on accounting for the tax effects of the Tax Act. SAB 118 provides a measurement period that should not extend beyond one year from the Tax Act enactment date for companies to complete the accounting under ASC 740. In accordance with SAB 118, a company must reflect the income tax effects of those aspects of the Act for which the accounting under ASC 740 is complete. To the extent that a company’s accounting for certain income tax effects of the Tax Act is incomplete but it is able to determine a reasonable estimate, it must record a provisional estimate in the financial statements. If a company cannot determine a provisional estimate to be included in the financial statements, it should continue to apply ASC 740 on the basis of the provisions of the tax laws that were in effect immediately before the enactment of the Tax Act.

In connection with its initial analysis of the impact of the Tax Act, the Company’s accounting for certain elements of the Tax Act is incomplete. However, the Company was able to make reasonable estimates of certain effects and, therefore, recorded a provisional discrete non-cash net tax benefit of $1.4 billion in the period ended December 31, 2017, consisting of a benefit of $988 million for the corporate rate reduction and a benefit of $438 million from its provisional re-assessment of the Tax Act’s impact on the valuation allowance on its foreign tax credit (“FTC”) carryovers. The Company did not provide tax expense for the transition tax on its unrepatriated earnings, which totaled $669 million without regard to actual 2017 distributions of $62 million, because such earnings are fully offset by FTCs. Furthermore, the Company has made an accounting policy decision to treat taxes due, if any, on future inclusions in U.S. taxable income under the GILTI provisions as a current period expense when incurred. Accordingly, the Company has not provided a deferred tax liability for any GILTI taxes that may result in future periods.

The Company’s accounting for the impact of the Tax Act is incomplete. The Company was able to make a reasonable estimate of the impact on the valuation allowance against its FTC carryovers and provided the provisional adjustment described above. This amount may be adjusted during the measurement period as the Company gathers additional information and evaluates any future regulatory or other guidance on items that may impact the valuation allowance, including, but not limited to, the computations of foreign derived intangible income and allocations of interest and other expenses to active foreign source income. In addition, the Company was not able to make reasonable estimates and provided no provisional amounts for the potential impact, if any, of indirect costs of providing certain employee fringe benefits that may be subject to limitation under the Tax Act.

The Company has recorded a provisional valuation allowance of $2.4 billion on its FTC carryover of $3.0 billion as of December 31, 2017 based upon its initial assessment of future realization under the Tax Act, resulting in an FTC net deferred tax asset of $618 million. The FTCs are attributable to the Macau Special Gaming Tax, which is 35% of gross gaming revenue in Macau. Because MGM Grand Paradise is presently exempt from the Macau 12% complementary tax on gaming profits, the Company believes that payment of the Macau Special Gaming Tax qualifies as a tax paid in lieu of an income tax that is creditable against U.S. taxes. While the Company generally does not expect to generate new FTC carryovers under the Tax Act, it will be able to utilize its existing FTC carryovers to the extent that it has active foreign source income during the 10-year FTC carryforward period. Such foreign source income includes the recapture, to the extent of U.S. taxable income, of overall domestic losses that totaled $2.3 billion at December 31, 2017. The Company relies on future U.S. source operating income in assessing utilization of the overall domestic losses and, by extension, future FTC realization during the 10-year FTC carryover period. The FTC carryovers will expire if not utilized as follows: $752 million in 2022; $976 million in 2023; $787 million in 2024; $331 million in 2025; and $199 million in 2027.

The Company’s assessment of the realization of its FTC deferred tax asset is based on available evidence, including assumptions concerning future U.S. operating profits and its initial interpretations of the Tax Act in the absence of regulatory or other clarifying guidance. As a result, significant judgment is required in assessing the possible need for a valuation allowance and changes to such assumptions could result in a material change in the valuation allowance with a corresponding impact on the provision for income taxes in the period including such change.

Income generated from gaming operations of MGM Grand Paradise, which is owned by MGM China, is exempted from Macau’s 12% complementary tax, pursuant to approval from the Macau government. Absent this exemption, “Net income attributable to MGM Resorts International” would have decreased by $23 million and $25 million in 2017 and 2016, respectively, and diluted earnings per share would have decreased by $0.04 in each year.

On September 7, 2016, MGM Grand Paradise was granted an additional extension of the complementary tax exemption through March 31, 2020, concurrent with the end of the term of its current gaming subconcession. A competitor of MGM Grand Paradise subsequently received an additional extension of its exemption through March 31, 2020, which also runs concurrent with the end of the term of its current gaming concession. Based upon these developments and the uncertainty concerning taxation after the concession renewal process, the Company has assumed that MGM Grand Paradise will pay the Macau 12% complementary tax on gaming profits for all periods beyond March 31, 2020 and has factored that assumption into the measurement of Macau deferred tax assets and liabilities.

Non-gaming operations remain subject to the Macau complementary tax. MGM Grand Paradise had at December 31, 2017 a complementary tax net operating loss carryforward of $625 million resulting from non-gaming operations that will expire if not utilized against non-gaming income in years 2018 through 2020.

MGM Grand Paradise’s exemption from the Macau 12% complementary tax on gaming profits does not apply to dividend distributions of such profits to MGM China. However, MGM Grand Paradise has had an agreement with the Macau government to settle the 12% complementary tax that would otherwise be due by its shareholder, MGM China, on distributions of its gaming profits by paying a flat annual payment (“annual fee arrangement”) regardless of the amount of distributable dividends. Such annual fee arrangement was effective for distributions of profits earned through December 31, 2016. MGM China was not subject to the complementary tax on distributions covered by the annual fee arrangement, which required annual payments of $2 million through

2016. Since the earnings for 2017 were not covered by an annual fee arrangement as of December 31, 2017, the Company provided deferred taxes on such earnings, which total $41 million as of December 31, 2017. Subsequent to year-end, on February 27, 2018, MGM Grand Paradise was notified of the terms of an extension of the annual fee arrangement, which covers the distributions of profits earned for the period of January 1, 2017 through March 31, 2020. It will require annual payments of approximately $1 million for 2017 through 2019 and a payment of approximately $300,000 for the first quarter 2020. When the extension is executed, the Company will reverse the deferred taxes previously recorded on 2017 earnings, which is anticipated to be within the first quarter 2018, resulting in a reduction in provision for income taxes in such period that will be partially offset by the 2017 annual payment amount.

The Company has net operating losses in certain of the states in which it operates that total $708 million as of December 31, 2017, which equates to deferred tax assets of $47 million after federal tax effect and before valuation allowance. These net operating loss carryforwards will expire if not utilized by 2021 through 2037. The Company has provided a valuation allowance of $36 million on certain of its state deferred tax assets, including the net operating losses described above.

In addition, there is a valuation allowance of $49 million on certain Macau deferred tax assets, and a valuation allowance of $2 million on Hong Kong net operating losses because the Company believes these assets do not meet the “more likely than not” criteria for recognition.

A reconciliation of the beginning and ending amounts of gross unrecognized tax benefits is as follows:

	Year Ended December 31,
	2017	2016	2015
	(In thousands)
Gross unrecognized tax benefits at January 1	$14,026	$13,724	$31,143
Gross decreases - prior period tax positions	(2,280)	(3,375)	(14,158)
Gross increases - current period tax positions	6,842	3,677	1,222
Settlements with taxing authorities	—	—	(2,408)
Lapse in Statutes of Limitations	—	—	(2,075)
Gross unrecognized tax benefits at December 31	$18,588	$14,026	$13,724

The total amount of unrecognized tax benefits that, if recognized, would affect the effective tax rate was $11 million and $9 million at December 31, 2017 and 2016, respectively.

The Company recognizes interest and penalties related to unrecognized tax benefits in income tax expense, which were not material as of December 31, 2017, 2016 or 2015. The Company does not anticipate that the total amounts of unrecognized tax benefits at December 31, 2017 will change materially within the next twelve months.

The Company files income tax returns in the U.S. federal jurisdiction, various state and local jurisdictions, and foreign jurisdictions, although the income taxes paid in foreign jurisdictions are not material. As of December 31, 2017, the IRS can no longer assess tax with respect to years ended prior to 2014; however the IRS may adjust NOLs generated in such years that were utilized in 2014. The Company’s 2014 U.S. consolidated federal income tax return and the 2014 U.S. income tax return of CityCenter Holdings, LLC, an unconsolidated affiliate treated as a partnership for income tax purposes are currently under examination by the IRS. During 2015, the Company received final approval from the Joint Committee on Taxation of the results of the IRS examination of the 2009 tax year and agreed to all IRS adjustments to the 2010 and 2011 tax years of CityCenter Holdings, LLC. The Company received a refund of $16 million of taxes and associated interest in connection with the settlement of these examinations, which are considered settled for financial accounting purposes.

As of December 31, 2017, other than adjustments resulting from the federal income tax audits discussed above, the various state and local tax jurisdictions in which the Company files tax returns can no longer assess tax with respect to years ended prior to 2013. However, such jurisdictions may adjust NOLs generated in such years that are utilized in subsequent years. Subsequent to year-end, the state of Mississippi informed the Company that it would be opening an audit of the 2014 through 2016 Mississippi tax returns filed by the Company. During 2015, the state of New Jersey completed its examination of Marina District Development Holding Company, LLC for the 2003 through 2009 tax years. All adjustments were agreed to by the members of Marina District Development Holding Company, LLC and the examination is now considered settled for financial accounting purposes. The Company made a $1 million payment of tax and associated interest as a result of this settlement. No other state or local income tax returns are currently under examination.

NOTE 12 – COMMITMENTS AND CONTINGENCIES

Leases. The Company leases real estate and various equipment under operating and, to a lesser extent, capital lease arrangements. Certain real estate leases provide for escalation of rent based upon a specified price index and/or based upon periodic appraisals.

At December 31, 2017, the Company was obligated under non-cancellable operating leases to make future minimum lease payments as follows:

Years ending December 31,	(In thousands)
2018	$39,429
2019	35,525
2020	33,754
2021	35,293
2022	32,458
Thereafter	1,360,206
Total minimum lease payments	$1,536,665

The table above excludes the Company’s future lease obligations to a subsidiary of the Operating Partnership pursuant to the master lease agreement discussed in Note 18 as these lease obligations are eliminated in consolidation. Rental expense for operating leases was $92 million, $80 million and $74 million for 2017, 2016 and 2015, respectively, which included short-term rentals charged to rent expense as well as $7 million in each of 2017, 2016, 2015 related to the amortization of the Cotai land concession. The Company accounts for the Cotai land concession contract as an operating lease for which the required upfront payments are amortized over the initial 25-year contract term. Amortization relating to the Cotai land concession is included in “Preopening and start-up expenses” prior to its opening.

In August 2016, in connection with the Borgata transaction, the Company has assumed the liability of a series of ground leases for a total of approximately 11 acres of land on which the Borgata employee parking garage, public space expansion, rooms expansion, and modified surface parking lot reside. The Company recorded an unfavorable lease liability for the excess contractual lease obligations over the market value of the leases, which will be amortized on a straight-line basis over the term of the lease contracts through December 2070. The remaining balance of the unfavorable lease liability was $47 million and $48 million as of December 31, 2017 and 2016, respectively. The ground lease is accounted for as an operating lease with rental expense of $6 million and $2 million for the years ending December 31, 2017 and December 31, 2016, respectively.

In April 2013, the Company entered into a ground lease agreement for an approximate 23 acre parcel of land in connection with the MGM National Harbor project. The ground lease has an initial term of 25 years and the right to extend for up to 13 additional six year periods with the first 7 of those additional periods considered to be reasonably assured. The Company therefore amortizes the lease on a straight line basis over a 67 year term. The ground lease is accounted for as an operating lease with rental expense of $16 million, $16 million and $19 million recorded for the years ending December 31, 2017, 2016 and 2015, respectively. Rent recognized for the ground lease was recorded in "Preopening and start-up expenses" prior to its opening in December 2016.

Borgata property tax reimbursement agreement. On February 15, 2017, Borgata, the Department of Community Affairs of the State of New Jersey and Atlantic City entered into an agreement wherein Borgata was to be reimbursed $72 million as settlement for property tax refunds in satisfaction of New Jersey Tax Court and Superior Court judgments totaling approximately $106 million, plus interest for the 2009-2012 tax years and the settlement of pending tax appeals for the tax years 2013-2015. Those pending tax appeals could potentially have resulted in Borgata being awarded additional refunds due of approximately $65 million. In June 2017, Atlantic City and the State of New Jersey issued bonds and used the proceeds to pay the $72 million settlement in full. The Company recorded the amounts received pursuant to the reimbursement agreement as an offset to general and administrative expenses in the consolidated statements of operations. As required by the purchase and sale agreement to acquire Borgata in August 2016, the Company paid Boyd Gaming half of the settlement amount received by the Company, net of fees and expenses. Amounts paid to Boyd Gaming were recorded in general and administrative expenses in the consolidated statements of operations.

NV Energy. In July 2016, the Company filed its notice to exit the fully bundled sales system of NV Energy and now purchases energy, capacity, and/or ancillary services from a provider other than NV Energy. The Company paid an upfront impact payment of $83 million, including $14 million related to CityCenter, in September 2016. Under the terms of the exit agreement, the Company and CityCenter were required to make ongoing payments to NV Energy for non-bypassable rate charges, which primarily relate to each entity’s share of NV Energy’s portfolio of renewable energy contracts which extended through 2040 and each entity’s share of the costs of decommissioning and remediation of coal-fired power plants in Nevada. The Company’s initial estimate of its obligation related to non-bypassable charges was $71 million. The expense recognized related to the upfront payment and the initial accrual for the liability associated with the non-bypassable charges was recorded within “NV Energy exit expense” in the Company’s consolidated statements of operations for the year ended December 31, 2016. Subsequent accretion of the liability and changes in estimates are recognized within general and administrative expenses in the consolidated statement of operations. In the second quarter of 2017, the terms of the ongoing impact fee obligations were modified. Such modifications included a credit to be applied against future non-bypassable rate charges and substantially shortened the period over which the Company and CityCenter are responsible for such charges, with an end date in 2022. As such, the Company recognized a reduction in its liability for future charges of $41 million with a corresponding credit to “NV Energy exit expense”. Additionally, CityCenter recorded an $8 million reduction in liability and credit to expense. As of December 31, 2017 and 2016, the Company has recorded an estimate of its remaining liability on a discounted basis of $10 million and $8 million, respectively, in “Other accrued liabilities” and $23 million and $63 million, respectively, in “Other long-term obligations.”

Grand Paradise Macau deferred cash payment. On September 1, 2016, the Company purchased 188.1 million common shares of its MGM China subsidiary from Grand Paradise Macau (“GPM”), an entity controlled by Ms. Ho, Pansy Catilina Chiu King (“Ms. Ho”). As part of the consideration for the purchase, the Company agreed to pay GPM a deferred cash payment of $50 million, which will be paid in amounts equal to the ordinary dividends received on such shares, with a final lump sum payment due on the fifth anniversary of the closing date of the transaction if any portion of the deferred cash payment remains unpaid at that time. In 2017, the total amount paid under the deferred cash payment arrangement was $7 million. As of December 31, 2017, the Company recorded a remaining liability on a discounted basis of $39 million in “Other long-term obligations.”

T-Mobile Arena senior credit facility. The Company is party to a repayment guarantee for the term loan B facility under the Las Vegas Arena Company’s senior credit facility. As of December 31, 2017, the term loan B outstanding balance was $50 million. As of December 31, 2017, the Company does not believe it is probable that it will need to perform on the guarantee.

Other guarantees. The Company and its subsidiaries are party to various guarantee contracts in the normal course of business, which are generally supported by letters of credit issued by financial institutions. The Company’s senior credit facility limits the amount of letters of credit that can be issued to $250 million, MGP’s senior credit facility limits the amount to $75 million, and MGM China’s credit facility limits the amount to $100 million. At December 31, 2017, $15 million in letters of credit were outstanding under the Company’s senior credit facility and $39 million in letters of credit were outstanding under MGM China’s credit facility. No letters of credit were outstanding under the MGP senior credit facility at December 31, 2017. The amount of available borrowings under each of the credit facilities is reduced by any outstanding letters of credit.

October 1 litigation. The Company and/or certain of its subsidiaries have been named as defendants in a number of lawsuits related to the October 1, 2017 shooting in Las Vegas. The matters involve in large degree the same legal and factual issues, in each case being filed on behalf of individuals who are seeking damages for emotional distress, physical injury, medical expenses, economic damages and/or wrongful death based on assertions that the Company and/or certain of its subsidiaries were negligent. Pending lawsuits were first filed in October 2017 and include actions filed by multiple individuals in the District Court of Clark County, Nevada and in the Superior Court of Los Angeles County, California. Some of the original actions have been voluntarily dismissed, and plaintiffs’ counsel indicate they anticipate re-filing the lawsuits in similar form. Additional lawsuits related to this incident may be filed in the future.

The Company is currently unable to reliably predict the developments in, outcome of, and economic costs and other consequences of pending or future litigation related to this matter. The Company will continue to investigate the factual and legal defenses, and evaluate these matters based on subsequent events, new information and future circumstances. The Company intends to defend against these lawsuits and ultimately believes it should prevail, but litigation of this type is inherently unpredictable. Although there are significant procedural, factual and legal issues to be resolved that could significantly affect the Company’s belief as to the possibility of liability, the Company currently believes that it is reasonably possible that it could incur liability in connection with certain of these lawsuits. The foregoing determination was made in accordance with generally accepted accounting principles, as codified in ASC 450-20, and is not an admission of any liability on the part of the Company or any of its affiliates. Given that these cases are in the early stages and in light of the uncertainties surrounding them, the Company does not currently possess sufficient information to determine a range of reasonably possible liability. In the event the Company incurs any liability, the Company believes it is unlikely it would incur losses in connection with these claims in excess of its insurance coverage. In addition, the Company’s general liability insurance coverage provides, as part of the contractual “duty to defend”, payment of legal fees and associated costs incurred to defend covered lawsuits that are filed arising from the October 1, 2017 shooting in Las Vegas. Payment of such fees and costs is in addition to (and not limited by) the limits of the insurance policies and does not erode the total liability coverage available. The insurance carriers have not expressed any reservation of rights or coverage defenses that indicate they dispute coverage under the applicable policies.

Other litigation. The Company is a party to various other legal proceedings, most of which relate to routine matters incidental to its business. Management does not believe that the outcome of such proceedings will have a material adverse effect on the Company’s financial position, results of operations or cash flows.

NOTE 13 — STOCKHOLDERS’ EQUITY

Noncontrolling interest

The following is a summary of net income attributable to MGM Resorts International and transfers to noncontrolling interest.

	For the Years Ended December 31,
	2017	2016
	(In thousands)
Net income attributable to MGM Resorts International	$1,952,052	$1,100,408
Transfers from/(to) to noncontrolling interest:
MGP formation transactions	—	(150,414)
Borgata transaction	—	(18,385)
MGP Class A share issuance	35,138	—
MGM National Harbor transaction	(12,497)	—
MGM China transaction	—	(45,554)
Other	(2,889)	—
Net transfers from/(to) noncontrolling interest	19,752	(214,353)
Change from net income attributable to MGM Resorts International and transfers to noncontrolling interest	$1,971,804	$886,055

Noncontrolling interest ownership transactions

MGP formation transactions. In 2016, the Company adjusted the carrying value of the noncontrolling interests to reflect MGP’s Class A shareholders’ initial 26.7% ownership interest in the consolidated net assets of MGP related to MGP’s IPO and related transactions discussed in Note 1, with an offsetting adjustment to capital in excess of par value. Subsequent to the MGP formation transactions, the Company indirectly owned 73.3% of partnership units in the Operating Partnership.

Borgata transaction. In 2016, MGP acquired Borgata’s real property from a subsidiary of the Company in exchange for MGP’s assumption of $545 million of indebtedness and the issuance of 27.4 million Operating Partnership units to a subsidiary of the Company. The Company adjusted the carrying value of the noncontrolling interests for the change in noncontrolling interests ownership percentage of the Operating Partnership’s net assets, including assets and liabilities transferred, with an offsetting adjustment to capital in excess of par value. Subsequent to the Borgata transaction, the Company indirectly owned 76.3% of partnership units in the Operating Partnership.

MGP Class A share issuance. In September 2017, MGP completed a public offering of 13,225,000 of its Class A shares, including 1,725,000 shares sold pursuant to the underwriters’ over-allotment option, at a public offering price of $30.60 per share for net proceeds of $388 million. The Company has adjusted the carrying value of the noncontrolling interests as a result of MGP’s Class A share issuance to adjust for the change in noncontrolling interests ownership percentage of the Operating Partnership's net assets, with offsetting adjustments to capital in excess of par value and accumulated other comprehensive income. Subsequent to MGP’s issuance of the incremental shares, the Company indirectly owned 72.3% of partnership units in the Operating Partnership.

MGM National Harbor transaction. In October 2017, MGP acquired the long-term leasehold interest and real property associated with MGM National Harbor from a subsidiary of the Company in exchange for cash of $463 million, the assumption of $425 million of indebtedness, which was immediately repaid by MGP on the closing date, and the issuance of 9.8 million Operating Partnership units to a subsidiary of the Company. The Company adjusted the carrying value of noncontrolling interest to adjust for the change in noncontrolling interest ownership percentage of the Operating Partnership’s net assets, including assets and liabilities transferred, with offsetting adjustments to capital in excess of par value and accumulated other comprehensive income. Subsequent to the MGM National Harbor transaction, the Company indirectly owned 73.4% of the partnership units in the Operating Partnership.

MGM China transaction. In September 2016, the Company acquired 188.1 million ordinary shares of MGM China from GPM. As a result of the transaction, the Company owns approximately 56% of MGM China’s outstanding common shares. Ms. Ho owned approximately 22.5% immediately following the transaction. As consideration for the MGM China shares, the Company issued 7,060,492 shares of its common stock and paid $100 million to GPM. In addition, the Company agreed to pay GPM a deferred cash payment of $50 million. See Note 12 for additional information regarding the deferred cash payment. The Company adjusted the carrying value of the noncontrolling interest and accumulated other comprehensive income to reflect the change in MGM China’s noncontrolling ownership interest resulting from the transaction. The difference between the fair value of the consideration paid and the aforementioned adjustments was recognized as a reduction to capital in excess of par value.

Dividends

MGM Resorts International dividends. The Company paid, or will pay, the following dividends:

•	$68 million quarterly dividend, or $0.12 per share, to be paid on March 15, 2018 to holders of record as of March 9, 2018;
•	$62 million quarterly dividend in December 2017, or $0.11 per share; and
•	$63 million quarterly dividend in each of September, June, and March 2017, or $0.11 per share.

The Company intends to pay a quarterly dividend in each future quarter subject to the Company’s operating results, cash requirements and financial conditions, any applicable provisions of state law that may limit the amount of available funds, and compliance with covenants and financial ratios related to existing or future agreements governing the indebtedness at the Company’s subsidiaries and any limitations in other agreements such subsidiaries may have with third parties.

Stock repurchase program

MGM Resorts International stock repurchase program. In September 2017, the Company’s Board of Directors authorized a $1.0 billion stock repurchase program (the “Stock Repurchase Program”). Under the Stock Repurchase Program, the Company may repurchase shares from time to time in the open market or in privately negotiated agreements. The timing, volume and nature of stock repurchases will be at the sole discretion of management, dependent on market conditions, applicable securities laws, and other factors, and may be suspended or discontinued at any time.

In September 2017, the Company repurchased 10 million shares of its common stock at $32.75 per share for a total aggregate amount of $328 million. Repurchased shares were retired. The remaining availability under the Stock Repurchase Program was approximately $672 million as of December 31, 2017.

NOTE 14 — STOCK-BASED COMPENSATION

MGM Resorts 2005 Omnibus Incentive Plan. The Company’s omnibus incentive plan, as amended (the “Omnibus Plan”), allows it to grant up to 45 million shares or share-based awards, such as stock options, stock appreciation rights (“SARs”), restricted stock units (“RSUs”), performance share units (“PSUs”) and other stock-based awards to eligible directors, officers and employees of the Company and its subsidiaries.

As of December 31, 2017, the Company had an aggregate of approximately 21 million shares of common stock available for grant as share-based awards under the Omnibus Plan. Additionally, as of December 31, 2017, the Company had approximately 9 million aggregate stock options and SARs outstanding and approximately 6 million aggregate RSUs and PSUs outstanding, including deferred share units and dividend equivalent rights related to RSUs and PSUs.

Intrinsic value. The following table includes information related to the intrinsic value:

Year ended
December 31, 2017
(In thousands)
Share-based awards exercised and RSUs and PSUs vested	$100,264
Stock options and SARs outstanding	112,604
Stock options and SARs vested and expected to vest	111,284
Stock options and SARs exercisable	78,865

As of December 31, 2017, there was a total of $127 million of unamortized compensation related to stock options, SARs, RSUs, and PSUs, which is expected to be recognized over a weighted-average period of 2.1 years.

MGM Growth Properties 2016 Omnibus Incentive Plan and MGM China Share Option Plan. The Company’s subsidiaries, MGP and MGM China, each adopted their own equity award plans for the issuance of share-based awards to each subsidiary’s eligible recipients. As of December 31, 2017, the MGP Omnibus Plan had approximately 244,000 aggregate RSUs and PSUs outstanding, including deferred share units and dividend equivalent rights related to RSUs and PSUs. As of December 31, 2017, MGM China had approximately 77 million stock options outstanding.

Recognition of compensation cost. Compensation cost was recognized as follows:

	Year Ended December 31,
	2017	2016	2015
Compensation cost:	(In thousands)
Omnibus Plan	$49,383	$43,661	$33,742
MGM Growth Properties Omnibus Incentive Plan	2,568	3,401	—
MGM China Share Option Plan	10,571	8,545	9,260
Total compensation cost	62,522	55,607	43,002
Less: Reimbursed costs and capitalized cost	(1,398)	(1,350)	(1,156)
Compensation cost after reimbursed costs and capitalized cost	61,124	54,257	41,846
Less: Related tax benefit	(18,650)	(16,782)	(11,230)
Compensation cost, net of tax benefit	$42,474	$37,475	$30,616

NOTE 15 — EMPLOYEE BENEFIT PLANS

Multiemployer benefit plans. The Company currently participates in multiemployer pension plans in which the risks of participating differs from single-employer plans in the following aspects:

a)	Assets contributed to the multiemployer plan by one employer may be used to provide benefits to employees of other participating employers;
b)	If a participating employer stops contributing to the plan, the unfunded obligations of the plan may be borne by the remaining participating employers;
c)

If an entity chooses to stop participating in some of its multiemployer plans, the entity may be required to pay those plans an amount based on the underfunded status of the plan, referred to as a withdrawal liability; and

d)

If the plan is terminated by withdrawal of all employers and if the value of the nonforfeitable benefits exceeds plan assets and withdrawal liability payments, employers are required by law to make up the insufficient difference.

The Company’s participation in these plans is presented below.

	EIN/Pension	Pension Protection Act Zone Status (2)		FIP/RP	Contributions by the Company (in thousands)(4)			Surcharge	Expiration Dates of Collective Bargaining
Pension Fund(1)	Plan Number	2016	2015	Status (3)	2017	2016	2015	Imposed	Agreements
Southern Nevada Culinary and Bartenders Pension Plan	88-6016617/001	Green	Green	No	$45,297	$44,001	$41,904	No	5/31/2018(5)
Legacy Plan of the National Retirement Fund (NRF)(6)	13-6130178/001	Red	Red	Yes	$9,416	$3,788	$—	Yes	2/29/2020

(1)

The Company was listed in the plan's Form 5500 as providing more than 5% of the total contributions for the plan years 2016 and 2015 for the Southern Nevada Culinary and Bartenders Pension Plan and for the plan year 2016 for the NRF. At the date the financial statements were issued, Form 5500 was not available for the plan year 2017.

(2)

The zone status is based on information that the Company received from the plan and is certified by the plan's actuary. Plans in the red zone are generally less than 65% funded (critical status) and plans in the green zone are at least 80% funded.

(3)	Indicates plans for which a Financial Improvement Plan (FIP) or a Rehabilitation Plan (RP) is either pending or has been implemented.

(4)

There have been no significant changes that affect the comparability of contributions, other than those for the Legacy Plan of the National Retirement Fund which reflect the period from acquisition of Borgata of August 1, 2016 through December 31, 2016 within the 2016 column and a full-year of contributions within the 2017 column.

(5)

The Company is party to ten collective bargaining agreements (CBA) that require contributions. The agreements between CityCenter Hotel Casino, LLC, Bellagio, Mandalay Corp., MGM Grand Hotel, LLC and the Local Joint Executive Board of Las Vegas are the most significant because more than half of the Company’s employee participants in this plan are covered by those four agreements.

(6)

In December 2017, the Pension Benefit Guaranty Corporation approved the spin-off of the UNITE HERE portion of the NRF to the plan of the newly-formed UNITE HERE Retirement Fund (UHF). As a result of the spin-off, the pension liabilities as well as certain assets of the plan were transferred to the new UHF Plan. The terms of the UHF Plan are identical to the NRF. The spin-off was effective as of January 1, 2018.

Multiemployer Benefit Plans Other Than Pensions. Pursuant to its collective bargaining agreements referenced above, the Company also contributes to UNITE HERE Health (the “Health Fund”), which provides healthcare benefits to its active and retired members. The Company contributed $183 million, $187 million, and $192 million to the Health Fund in the years ended December 31, 2017, 2016, and 2015, respectively.

Self-insurance. The Company is self-insured for most health care benefits and workers compensation for its non-union employees. The liability for self-insurance was $87 million and $83 million at December 31, 2017 and 2016, respectively, which is included in “Other accrued liabilities.”

NOTE 16 — PROPERTY TRANSACTIONS, NET

Property transactions, net consisted of the following:

	Year Ended December 31,
	2017	2016	2015

	(In thousands)
Grand Victoria investment impairment	$—	$—	$17,050
Gain on sale of Circus Circus Reno and Silver Legacy investment	—	—	(23,002)
Other property transactions, net	50,279	17,078	41,903
	$50,279	$17,078	$35,951

Grand Victoria investment. See Note 7 for additional information related to the Grand Victoria investment impairment charge in 2015.

Circus Circus Reno and Silver Legacy investment sale. See Note 5 for additional information related to the sale of Circus Circus Reno and Note 7 for further discussion of the sale of the Company’s 50% investment in Silver Legacy in 2015.

Other. Other property transactions, net includes miscellaneous asset disposals and demolition costs in the periods presented in the above table, including a loss of $34 million related to the rebranding of the Monte Carlo Resort and Casino to Park MGM and NoMad Las Vegas in 2017, and a loss of $18 million in connection with the trade-in of Company aircraft in 2015.

NOTE 17 — SEGMENT INFORMATION

The Company’s management views each of its casino resorts as an operating segment. Operating segments are aggregated based on their similar economic characteristics, types of customers, types of services and products provided, the regulatory environments in which they operate, and their management and reporting structure. The Company’s principal operating activities occur in two geographic regions: the United States and Macau S.A.R. The Company has aggregated its operations into two reportable segments based on the similar characteristics of the operating segments: domestic resorts and MGM China. The Company’s operations related to investments in unconsolidated affiliates and certain other corporate operations and management services have not been identified as separate reportable segments; therefore, these operations are included in “Corporate and other” in the following segment disclosures to reconcile to consolidated results.

The Company’s management utilizes Adjusted Property EBITDA as the primary profit measure for its reportable segments. Adjusted Property EBITDA is a measure defined as Adjusted EBITDA before corporate expense and stock compensation expense related to the Omnibus Plan and the MGM Growth Properties Omnibus Incentive Plan, which are not allocated to the reportable segments or each operating segment, as applicable. MGM China recognizes stock compensation expense related to the MGM China Share Option Plan which is included in the calculation of Adjusted EBITDA for MGM China. Adjusted EBITDA is a measure defined as earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, preopening and start-up expenses, NV Energy exit expense, gain on Borgata transaction, goodwill impairment charges, and property transactions, net.

The following tables present the Company’s segment information:

	Year Ended December 31,
	2017	2016	2015

	(In thousands)
Net Revenues
Domestic resorts
Casino	$3,271,633	$2,412,677	$2,121,613
Rooms	2,097,918	1,945,659	1,773,423
Food and beverage	1,820,639	1,668,100	1,575,164
Entertainment, retail and other	1,265,653	1,158,415	1,157,616
	8,455,843	7,184,851	6,627,816
MGM China
Casino	1,741,635	1,695,023	1,939,002
Rooms	54,824	57,367	61,158
Food and beverage	51,330	51,237	62,903
Entertainment, retail and other	10,371	8,331	7,979
	1,858,160	1,811,958	2,071,042
Reportable segment net revenues	10,314,003	8,996,809	8,698,858
Corporate and other	483,476	481,460	480,732
	$10,797,479	$9,478,269	$9,179,590
Adjusted Property EBITDA
Domestic resorts	$2,512,516	$2,061,622	$1,694,056
MGM China	524,953	520,736	539,881
Reportable segment Adjusted Property EBITDA	3,037,469	2,582,358	2,233,937

Other operating income (expense)
Corporate and other	(203,337)	211,738	8,377
NV Energy exit expense	40,629	(139,335)	—
Preopening and start-up expenses	(118,475)	(140,075)	(71,327)
Property transactions, net	(50,279)	(17,078)	(35,951)
Goodwill impairment	—	—	(1,467,991)
Gain on Borgata transaction	—	430,118	—
Depreciation and amortization	(993,480)	(849,527)	(819,883)
Operating income (loss)	1,712,527	2,078,199	(152,838)
Non-operating income (expense)
Interest expense, net of amounts capitalized	(668,745)	(694,773)	(797,579)
Non-operating items from unconsolidated affiliates	(34,751)	(53,139)	(76,462)
Other, net	(48,241)	(72,698)	(15,970)
	(751,737)	(820,610)	(890,011)
Income (loss) before income taxes	960,790	1,257,589	(1,042,849)
Benefit (provision) for income taxes	1,127,394	(21,743)	5,405
Net income (loss)	2,088,184	1,235,846	(1,037,444)
Less: Net (income) loss attributable to noncontrolling interests	(136,132)	(135,438)	591,929
Net income (loss) attributable to MGM Resorts International	$1,952,052	$1,100,408	$(445,515)

	December 31,
	2017	2016	2015

Total assets:	(In thousands)
Domestic resorts	$16,428,885	$16,451,461	$13,261,882
MGM China	9,461,535	8,443,411	7,895,376
Reportable segment total assets	25,890,420	24,894,872	21,157,258
Corporate and other	3,339,746	3,334,724	4,099,837
Eliminated in consolidation	(70,124)	(55,196)	(41,917)
	$29,160,042	$28,174,400	$25,215,178

	December 31,
	2017	2016	2015

Property and equipment, net:	(In thousands)
Domestic resorts	$14,320,824	$14,353,971	$11,853,802
MGM China	3,827,391	2,857,626	1,896,815
Reportable segment property and equipment, net	18,148,215	17,211,597	13,750,617
Corporate and other	1,557,368	1,268,622	1,663,095
Eliminated in consolidation	(70,124)	(55,196)	(41,917)
	$19,635,459	$18,425,023	$15,371,795

	Year Ended December 31,
	2017	2016	2015
Capital expenditures:	(In thousands)
Domestic resorts	$486,611	$317,951	$383,367
MGM China	923,346	984,355	590,968
Reportable segment capital expenditures	1,409,957	1,302,306	974,335
Corporate and other	469,053	973,446	504,398
Eliminated in consolidation	(14,928)	(13,279)	(11,914)
	$1,864,082	$2,262,473	$1,466,819

NOTE 18 — RELATED PARTY TRANSACTIONS

CityCenter

Management agreements. The Company and CityCenter have entered into agreements whereby the Company is responsible for management of the operations of CityCenter for a fee of 2% of revenue and 5% of EBITDA (as defined) for Aria and Vdara and $3 million per year for Crystals. The Company earned fees of $49 million, $43 million and $41 million for the years ended December 31, 2017, 2016 and 2015, respectively. The Company is being reimbursed for certain costs in performing its development and management services. During the years ended December 31, 2017, 2016 and 2015, the Company incurred $390 million, $387 million and $393 million, respectively, of costs reimbursable by CityCenter, primarily for employee compensation and certain allocated costs. As of December 31, 2017 and 2016, CityCenter owed the Company $75 million and $77 million, respectively, for management services and reimbursable costs recorded in “Accounts receivable, net” in the accompanying consolidated balance sheets.

MGM China

Ms. Ho is a member of the Board of Directors of, and holds a minority ownership interest in, MGM China. Ms. Ho is also the managing director of Shun Tak Holdings Limited (together with its subsidiaries “Shun Tak”), a leading conglomerate in Hong Kong with core businesses in transportation, property, hospitality and investments. Shun Tak provides various services and products, including ferry tickets, travel products, rental of hotel rooms, laundry services, advertising services and property cleaning services to MGM China. MGM China incurred expenses relating to Shun Tak of $13 million, $10 million and $16 million for the years ended December 31, 2017, 2016 and 2015, respectively.

MGM Branding and Development Holdings, Ltd. (together with its subsidiary MGM Development Services, Ltd., “MGM Branding and Development”), an entity included in the Company’s consolidated financial statements in which Ms. Ho indirectly holds a noncontrolling interest, is party to a brand license agreement and a development services agreement with MGM China, for which the related amounts are eliminated in consolidation. An entity owned by Ms. Ho received distributions of $15 million during each of the years ended December 31, 2017, 2016 and 2015 in connection with the ownership of a noncontrolling interest in MGM Branding and Development Holdings, Ltd.

MGP

As further described in Note 1, pursuant to the master lease, the tenant leases the real estate assets of The Mirage, Mandalay Bay, Luxor, New York-New York, Monte Carlo, Excalibur, The Park, Gold Strike Tunica, MGM Grand Detroit and Beau Rivage from the landlord. On August 1, 2016, Borgata was added to the existing master lease and, on October 5, 2017, MGM National Harbor was also added to the existing master lease.

The master lease has an initial lease term of ten years beginning on April 25, 2016 (other than with respect to MGM National Harbor, as described below) with the potential to extend the term for four additional five-year terms thereafter at the option of the tenant. The master lease provides that any extension of its term must apply to all of the real estate under the master lease at the time of the extension. The master lease has a triple-net structure, which requires the tenant to pay substantially all costs associated with the lease, including real estate taxes, insurance, utilities and routine maintenance, in addition to the base rent. Additionally, the master lease provides the landlord with a right of first offer with respect to the Company’s development property located in Springfield, Massachusetts, which the landlord may exercise should the Company elect to sell this property in the future. In connection with the MGM National Harbor transaction, the master lease was amended to provide that the initial term with respect to MGM National Harbor ends on April 31, 2024. Thereafter, the initial term of the master lease with respect to MGM National Harbor may be renewed at the option of the tenant for an initial renewal period lasting until the earlier of the end of the then-current term of the master lease or the next renewal term (depending on whether MGM elects to renew the other properties under the master lease in connection with the expiration of the initial ten-year term). If, however, the tenant chooses not to renew the lease with respect to MGM National Harbor after the initial MGM National Harbor term under the master Lease, the tenant would also lose the right to renew the master lease with respect to the rest of the properties when the initial ten-year lease term ends related to the rest of the properties in 2026.

The initial annual rent under the master lease, for the first lease year commencing April 25, 2016, was $550 million. In connection with the Borgata transaction on August 1, 2016, total annual rent under the master lease increased to $650 million. In connection with the commencement of the second lease year on April 1, 2017, the total annual rent under the master lease increased to $662 million. Then, in connection with the MGM National Harbor Transaction on October 5, 2017, the total annual rent payments under the master lease for the second lease year increased to $757 million. Rent under the master lease consists of a “base rent” component and a “percentage rent” component. As of December 31, 2017, the base rent represents approximately 90% of the rent payments due under the master lease and the percentage rent represents approximately 10% of the rent payments due under the master lease. The master lease also provides for fixed annual escalators of 2% on the base rent in the second through sixth years and the possibility for additional 2% increases thereafter subject to the tenant meeting an adjusted net revenue to rent ratio, as well as potential increases in percentage rent in year six and every five years thereafter based on a percentage of average actual annual net revenue during the preceding five year period calculated in accordance with the terms under the master lease. The master lease also contains customary events of default and financial covenants. The Company was in compliance with all applicable covenants as of December 31, 2017.

All intercompany transactions, including transactions under the master lease, have been eliminated in the Company’s consolidation of MGP. The public ownership of MGP’s Class A shares is recognized as non-controlling interests in the Company’s consolidated financial statements.

NOTE 19 —CONDENSED CONSOLIDATING FINANCIAL INFORMATION

As of December 31, 2017, all of the Company’s principal debt arrangements are guaranteed by each of its material domestic subsidiaries, other than MGP and the Operating Partnership, MGM Grand Detroit, LLC, MGM National Harbor, LLC and Blue Tarp reDevelopment, LLC (the company that will own and operate the Company’s casino in Springfield, Massachusetts), and each of their respective subsidiaries. The Company’s international subsidiaries, including MGM China and its subsidiaries, are not guarantors of such indebtedness. Separate condensed financial statement information for the subsidiary guarantors and non-guarantors as of December 31, 2017 and 2016 and for the years ended December 31, 2017, 2016 and 2015, are presented below. Within the Condensed Consolidating Statements of Cash Flows, the Company has presented net changes in intercompany accounts as investing activities if the applicable entities have a net asset in intercompany accounts and as a financing activity if the applicable entities have a net intercompany liability balance.

Certain of the Company’s subsidiaries collectively own 73.4% of the Operating Partnership units as of December 31, 2017, and each subsidiary accounts for its respective investment under the equity method within the condensed consolidating financial information presented below. For these subsidiaries, such investment constitutes continuing involvement, and accordingly, the contribution and leaseback of the real estate assets do not qualify for sale-leaseback accounting. The real estate assets that were contributed to and owned by the Operating Partnership in connection with the IPO, along with the related transactions, are reflected in the balance sheets of the MGM subsidiaries that contributed such assets. In addition, such subsidiaries recognized finance liabilities within “Other long-term obligations” related to rent payments due under the master lease and recognized the related interest expense component of such payments. These real estate assets are also reflected on the balance sheet of the MGP subsidiary that received such assets in connection with the contribution. The condensed consolidating financial information presented below therefore includes the accounting for such activity within the respective columns presented and in the elimination column. For all periods prior to the commencement of the master lease arrangement, the condensed consolidating financial information set forth herein has been retrospectively adjusted to conform prior periods to the current presentation, as the transactions occurred between entities, which are considered businesses under common control. Accordingly, the real estate assets and associated operations in all periods prior to the IPO date were reclassified to conform to the current organizational structure, and are reflected in the MGP subsidiary that currently has legal title to such assets.

CONDENSED CONSOLIDATING BALANCE SHEET INFORMATION

	December 31, 2017
			Non-Guarantor Subsidiaries
	Parent	Guarantor Subsidiaries	MGP	Other	Elimination	Consolidated
	(In thousands)
Current assets	$78,909	$1,015,802	$266,627	$1,022,340	$(7,323)	$2,376,355
Property and equipment, net	—	13,521,221	10,021,938	6,125,722	(10,033,422)	19,635,459
Investments in subsidiaries	21,040,147	3,304,768	—	—	(24,344,915)	—
Investments in the MGP Operating Partnership	—	3,549,063	—	862,037	(4,411,100)	—
Investments in and advances to unconsolidated affiliates	—	1,002,903	—	5,394	25,000	1,033,297
Intercompany accounts	—	5,998,499	—	—	(5,998,499)	—
Other non-current assets	49,142	913,602	62,555	5,134,220	(44,588)	6,114,931
	$21,168,198	$29,305,858	$10,351,120	$13,149,713	$(44,814,847)	$29,160,042
Current liabilities	$153,159	$1,445,031	$144,537	$1,609,110	$(213,540)	$3,138,297
Intercompany accounts	5,783,578	—	962	213,959	(5,998,499)	—
Deferred income taxes, net	934,966	—	28,544	360,409	(28,544)	1,295,375
Long-term debt, net	6,682,574	2,835	3,934,628	2,131,015	—	12,751,052
Other long-term obligations	36,860	7,268,664	174,710	2,305,353	(9,501,171)	284,416
Total liabilities	13,591,137	8,716,530	4,283,381	6,619,846	(15,741,754)	17,469,140
Redeemable noncontrolling interests	—	—	—	79,778	—	79,778
MGM Resorts International stockholders' equity	7,577,061	20,589,328	4,443,089	4,040,676	(29,073,093)	7,577,061
Noncontrolling interests	—	—	1,624,650	2,409,413	—	4,034,063
Total stockholders' equity	7,577,061	20,589,328	6,067,739	6,450,089	(29,073,093)	11,611,124
	$21,168,198	$29,305,858	$10,351,120	$13,149,713	$(44,814,847)	$29,160,042

	December 31, 2016
			Non-Guarantor Subsidiaries
	Parent	Guarantor Subsidiaries	MGP	Other	Elimination	Consolidated
	(In thousands)
Current assets	$103,934	$983,901	$368,622	$783,920	$(8,594)	$2,231,783
Property and equipment, net	—	13,599,127	9,079,678	4,837,868	(9,091,650)	18,425,023
Investments in subsidiaries	18,865,905	3,325,952	—	—	(22,191,857)	—
Investments in the MGP Operating Partnership	—	3,553,840	—	636,268	(4,190,108)	—
Investments in and advances to unconsolidated affiliates	—	1,188,493	—	5,853	25,000	1,219,346
Intercompany accounts	—	4,809,802	—	—	(4,809,802)	—
Other non-current assets	50,741	934,836	58,440	5,302,132	(47,901)	6,298,248
	$19,020,580	$28,395,951	$9,506,740	$11,566,041	$(40,314,912)	$28,174,400
Current liabilities	$184,281	$1,344,605	$139,099	$837,844	$(169,226)	$2,336,603
Intercompany accounts	3,406,699	—	166	1,402,937	(4,809,802)	—
Deferred income taxes, net	2,188,081	—	25,368	348,419	(25,368)	2,536,500
Long-term debt, net	7,019,745	2,835	3,613,567	2,343,073	—	12,979,220
Other long-term obligations	28,949	7,360,887	120,279	1,051,754	(8,235,888)	325,981
Total liabilities	12,827,755	8,708,327	3,898,479	5,984,027	(13,240,284)	18,178,304
Redeemable noncontrolling interests	—	—	—	54,139	—	54,139
MGM Resorts International stockholders' equity	6,192,825	19,687,624	4,274,444	3,112,560	(27,074,628)	6,192,825
Noncontrolling interests	—	—	1,333,817	2,415,315	—	3,749,132
Total stockholders' equity	6,192,825	19,687,624	5,608,261	5,527,875	(27,074,628)	9,941,957
	$19,020,580	$28,395,951	$9,506,740	$11,566,041	$(40,314,912)	$28,174,400

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME INFORMATION

	Year Ended December 31, 2017
			Non-Guarantor Subsidiaries
	Parent	Guarantor Subsidiaries	MGP	Other	Elimination	Consolidated
	(In thousands)
Net revenues	$—	$7,649,990	$765,695	$3,151,304	$(769,510)	$10,797,479
Equity in subsidiaries' earnings	1,391,725	156,081	—	—	(1,547,806)	—
Expenses
Casino and hotel operations	10,784	4,262,212	—	1,923,942	(3,816)	6,193,122
General and administrative	8,742	1,180,989	84,348	369,844	(84,348)	1,559,575
Corporate expense	127,092	200,801	34,085	(515)	(4,591)	356,872
NV Energy exit expense	—	(40,629)	—	—	—	(40,629)
Preopening and start-up expenses	—	8,258	—	110,217	—	118,475
Property transactions, net	—	43,985	34,022	6,294	(34,022)	50,279
Depreciation and amortization	—	649,676	260,455	343,804	(260,455)	993,480
	146,618	6,305,292	412,910	2,753,586	(387,232)	9,231,174
Income (loss) from unconsolidated affiliates	—	147,234	—	(1,012)	—	146,222
Operating income	1,245,107	1,648,013	352,785	396,706	(1,930,084)	1,712,527
Interest expense, net of amounts capitalized	(466,907)	(982)	(184,175)	(16,681)	—	(668,745)
Other, net	26,215	(402,602)	2,286	(142,997)	434,106	(82,992)
Income before income taxes	804,415	1,244,429	170,896	237,028	(1,495,978)	960,790
Benefit (provision) for income taxes	1,147,637	—	(4,906)	(15,337)	—	1,127,394
Net income	1,952,052	1,244,429	165,990	221,691	(1,495,978)	2,088,184
Less: Net income attributable to noncontrolling interests	—	—	(41,775)	(94,357)	—	(136,132)
Net income attributable to MGM Resorts International	$1,952,052	$1,244,429	$124,215	$127,334	$(1,495,978)	$1,952,052
Net income	$1,952,052	$1,244,429	$165,990	$221,691	$(1,495,978)	$2,088,184
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment	(23,995)	(23,995)	—	(43,188)	47,990	(43,188)
Unrealized gain on cash flow hedges	5,234	—	9,782	—	(7,021)	7,995
Other comprehensive income (loss)	(18,761)	(23,995)	9,782	(43,188)	40,969	(35,193)
Comprehensive income	1,933,291	1,220,434	175,772	178,503	(1,455,009)	2,052,991
Less: Comprehensive income attributable to noncontrolling interests	—	—	(44,536)	(75,164)	—	(119,700)
Comprehensive income attributable to MGM Resorts International	$1,933,291	$1,220,434	$131,236	$103,339	$(1,455,009)	$1,933,291

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS INFORMATION

	Year Ended December 31, 2017
			Non-Guarantor Subsidiaries
	Parent	Guarantor Subsidiaries	MGP	Other	Elimination	Consolidated
	(In thousands)
Cash flows from operating activities
Net cash provided by (used in) operating activities	$(584,252)	$1,152,083	$482,578	$1,156,002	$—	$2,206,411
Cash flows from investing activities
Capital expenditures, net of construction payable	—	(482,024)	(488)	(1,381,570)	—	(1,864,082)
Dispositions of property and equipment	—	502	—	216	—	718
Acquisition of National Harbor, net of cash acquired	—	—	(462,500)	—	462,500	—
Investments in and advances to unconsolidated affiliates	—	(16,727)	—	—	—	(16,727)
Distributions from unconsolidated affiliates in excess of cumulative earnings	—	301,211	—	—	—	301,211
Intercompany accounts	462,500	(1,186,942)	—	—	724,442	—
Other	—	(1,754)	—	42	—	(1,712)
Net cash provided by (used in) investing activities	462,500	(1,385,734)	(462,988)	(1,381,312)	1,186,942	(1,580,592)
Cash flows from financing activities
Net borrowings (repayments) under bank credit facilities - maturities of 90 days or less	122,500	—	(466,875)	359,376	—	15,001
Issuance of long-term debt	—	—	350,000	—	—	350,000
Retirement of senior notes	(502,669)	—	—	—	—	(502,669)
Debt issuance costs	—	—	(5,598)	(4,379)	—	(9,977)
Issuance of MGM Growth Properties Class A shares in public offering	—	—	404,685	—	—	404,685
MGM Growth Properties Class A share issuance costs	—	—	(17,137)	—	—	(17,137)
Dividends paid to common shareholders	(252,014)	—	—	—	—	(252,014)
MGP dividends paid to consolidated subsidiaries	—	—	(290,091)	—	290,091	—
Distributions to noncontrolling interest owners	—	—	(95,344)	(75,058)	—	(170,402)
Intercompany accounts	1,042,111	248,626	—	186,296	(1,477,033)	—
Purchases of common stock	(327,500)	—	—	—	—	(327,500)
Other	(33,801)	(11,644)	—	(13,320)	—	(58,765)
Net cash provided by (used in) financing activities	48,627	236,982	(120,360)	452,915	(1,186,942)	(568,778)
Effect of exchange rate on cash	—	—	—	(3,627)	—	(3,627)
Cash and cash equivalents
Net increase (decrease) for the period	(73,125)	3,331	(100,770)	223,978	—	53,414
Balance, beginning of period	99,995	307,713	360,492	678,381	—	1,446,581
Balance, end of period	$26,870	$311,044	$259,722	$902,359	$—	$1,499,995

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME INFORMATION

	Year Ended December 31, 2016
			Non-Guarantor Subsidiaries
	Parent	Guarantor Subsidiaries	MGP	Other	Elimination	Consolidated
	(In thousands)
Net revenues	$—	$7,050,893	$467,548	$2,430,795	$(470,967)	$9,478,269
Equity in subsidiaries' earnings	1,779,119	174,587	—	—	(1,953,706)	—
Expenses
Casino and hotel operations	9,063	4,027,602	—	1,487,975	(3,419)	5,521,221
General and administrative	6,834	1,137,027	68,063	214,839	(48,229)	1,378,534
Corporate expense	131,938	160,887	20,360	(194)	(286)	312,705
NV Energy exit expense	—	139,335	—	—	—	139,335
Preopening and start-up expenses	—	8,775	—	131,300	—	140,075
Property transactions, net	—	16,449	4,684	(246)	(3,809)	17,078
Gain on Borgata transaction	—	(430,118)	—	—	—	(430,118)
Depreciation and amortization	—	524,123	220,667	261,730	(156,993)	849,527
	147,835	5,584,080	313,774	2,095,404	(212,736)	7,928,357
Income (loss) from unconsolidated affiliates	—	528,605	—	(318)	—	528,287
Operating income	1,631,284	2,170,005	153,774	335,073	(2,211,937)	2,078,199
Interest expense, net of amounts capitalized	(562,536)	(1,500)	(115,438)	(15,299)	—	(694,773)
Other, net	(7,864)	(324,141)	(726)	(93,145)	300,039	(125,837)
Income before income taxes	1,060,884	1,844,364	37,610	226,629	(1,911,898)	1,257,589
Benefit (provision) for income taxes	39,524	(22,579)	(2,264)	(36,424)	—	(21,743)
Net income	1,100,408	1,821,785	35,346	190,205	(1,911,898)	1,235,846
Less: Net income attributable to noncontrolling interests	—	—	(29,938)	(105,500)	—	(135,438)
Net income attributable to MGM Resorts International	$1,100,408	$1,821,785	$5,408	$84,705	$(1,911,898)	$1,100,408
Net income	$1,100,408	$1,821,785	$35,346	$190,205	$(1,911,898)	$1,235,846
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment	(1,477)	(1,477)	—	(2,680)	2,954	(2,680)
Unrealized gain on cash flow hedges	1,434	—	1,879	—	(1,434)	1,879
Other comprehensive income (loss)	(43)	(1,477)	1,879	(2,680)	1,520	(801)
Comprehensive income	1,100,365	1,820,308	37,225	187,525	(1,910,378)	1,235,045
Less: Comprehensive income attributable to noncontrolling interests	—	—	(30,383)	(104,297)	—	(134,680)
Comprehensive income attributable to MGM Resorts International	$1,100,365	$1,820,308	$6,842	$83,228	$(1,910,378)	$1,100,365

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS INFORMATION

	Year Ended December 31, 2016
			Non-Guarantor Subsidiaries
	Parent	Guarantor Subsidiaries	MGP	Other	Elimination	Consolidated
	(In thousands)
Cash flows from operating activities
Net cash provided by (used in) operating activities	$(603,136)	$1,313,595	$297,781	$525,732	$—	$1,533,972
Cash flows from investing activities
Capital expenditures, net of construction payable	—	(290,455)	(138,987)	(1,833,031)	—	(2,262,473)
Dispositions of property and equipment	—	1,940	—	2,004	—	3,944
Proceeds from partial disposition of investment in unconsolidated affiliate	—	15,000	—	—	—	15,000
Acquisition of Borgata, net of cash acquired	—	(559,443)	—	—	—	(559,443)
Investments in and advances to unconsolidated affiliates	—	(3,633)	—	—	—	(3,633)
Distributions from unconsolidated affiliates in excess of cumulative earnings	—	542,097	—	—	—	542,097
Intercompany accounts	—	(1,562,442)	—	—	1,562,442	—
Other	—	(7,651)	—	(4,045)	—	(11,696)
Net cash used in investing activities	—	(1,864,587)	(138,987)	(1,835,072)	1,562,442	(2,276,204)
Cash flows from financing activities
Net borrowings (repayments) under bank credit facilities - maturities of 90 days or less	(2,016,000)	4,094,850	(2,411,600)	823,782	—	491,032
Borrowings under bank credit facilities - maturities longer than 90 days	1,845,375	—	—	—	—	1,845,375
Repayments under bank credit facilities - maturities longer than 90 days	(1,845,375)	—	—	—	—	(1,845,375)
Issuance of long-term debt	500,000	—	1,550,000	—	—	2,050,000
Retirement of senior notes	(2,255,392)	(2,661)	—	—	—	(2,258,053)
Repayment of Borgata credit facility	—	(583,598)	—	—	—	(583,598)
Debt issuance costs	(29,871)	—	(77,163)	(32,550)	—	(139,584)
Issuance of MGM Growth Properties Class A shares in public offering	—	—	1,207,500	—	—	1,207,500
MGM Growth Properties Class A share issuance costs	—	—	(75,032)	—	—	(75,032)
Acquisition of MGM China shares	(100,000)	—	—	—	—	(100,000)
MGP dividends paid to consolidated subsidiaries	—	—	(113,414)	—	113,414	—
Distributions to noncontrolling interest owners	—	—	(37,415)	(65,952)	—	(103,367)
Intercompany accounts	4,082,303	(2,954,054)	158,822	388,785	(1,675,856)	—
Proceeds from issuance of redeemable noncontrolling interests	—	—	—	47,325	—	47,325
Other	(16,765)	—	—	(36)	—	(16,801)
Net cash provided by financing activities	164,275	554,537	201,698	1,161,354	(1,562,442)	519,422
Effect of exchange rate on cash	—	—	—	(921)	—	(921)
Cash and cash equivalents
Net increase (decrease) for the period	(438,861)	3,545	360,492	(148,907)	—	(223,731)
Balance, beginning of period	538,856	304,168	—	827,288	—	1,670,312
Balance, end of period	$99,995	$307,713	$360,492	$678,381	$—	$1,446,581

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME INFORMATION

	Year Ended December 31, 2015
			Non-Guarantor Subsidiaries
	Parent	Guarantor Subsidiaries	MGP	Other	Elimination	Consolidated
	(In thousands)
Net revenues	$—	$6,560,919	$—	$2,621,568	$(2,897)	$9,179,590
Equity in subsidiaries' earnings	379,468	(566,332)	—	—	186,864	—
Expenses
Casino and hotel operations	6,717	3,936,461	—	1,671,756	(2,897)	5,612,037
General and administrative	4,959	1,038,062	58,473	207,619	—	1,309,113
Corporate expense	120,615	154,353	—	(488)	—	274,480
Preopening and start-up expenses	—	4,973	—	66,354	—	71,327
Property transactions, net	—	24,688	6,665	1,472,589	—	1,503,942
Depreciation and amortization	—	348,159	196,816	274,908	—	819,883
	132,291	5,506,696	261,954	3,692,738	(2,897)	9,590,782
Income (loss) from unconsolidated affiliates	—	259,473	—	(1,119)	—	258,354
Operating income (loss)	247,177	747,364	(261,954)	(1,072,289)	186,864	(152,838)
Interest expense, net of amounts capitalized	(762,529)	(1,057)	—	(33,993)	—	(797,579)
Other, net	49,497	(84,958)	—	(56,971)	—	(92,432)
Income (loss) before income taxes	(465,855)	661,349	(261,954)	(1,163,253)	186,864	(1,042,849)
Benefit (provision) for income taxes	20,340	(7,125)	—	(7,810)	—	5,405
Net income (loss)	(445,515)	654,224	(261,954)	(1,171,063)	186,864	(1,037,444)
Less: Net loss attributable to noncontrolling interests	—	—	—	591,929	—	591,929
Net income (loss) attributable to MGM Resorts International	$(445,515)	$654,224	$(261,954)	$(579,134)	$186,864	$(445,515)
Net income (loss)	$(445,515)	$654,224	$(261,954)	$(1,171,063)	$186,864	$(1,037,444)
Other comprehensive income, net of tax:
Foreign currency translation adjustment	1,703	1,703	—	3,727	(3,406)	3,727
Other	(672)	(672)	—	—	672	(672)
Other comprehensive income	1,031	1,031	—	3,727	(2,734)	3,055
Comprehensive income (loss)	(444,484)	655,255	(261,954)	(1,167,336)	184,130	(1,034,389)
Less: Comprehensive loss attributable to noncontrolling interests	—	—	—	589,905	—	589,905
Comprehensive income (loss) attributable to MGM Resorts International	$(444,484)	$655,255	$(261,954)	$(577,431)	$184,130	$(444,484)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS INFORMATION

	Year Ended December 31, 2015
			Non-Guarantor Subsidiaries
	Parent	Guarantor Subsidiaries	MGP	Other	Elimination	Consolidated
	(In thousands)
Cash flows from operating activities
Net cash provided by (used in) operating activities	$(776,996)	$1,375,766	$(58,473)	$464,782	$—	$1,005,079
Cash flows from investing activities
Capital expenditures, net of construction payable	—	(353,245)	(129,308)	(984,266)	—	(1,466,819)
Dispositions of property and equipment	—	7,901	—	131	—	8,032
Proceeds from sale of business units and investment in unconsolidated affiliate	—	92,207	—	—	—	92,207
Investments in and advances to unconsolidated affiliates	(141,390)	(54,672)	—	—	—	(196,062)
Distributions from unconsolidated affiliates in excess of cumulative earnings	—	201,612	—	—	—	201,612
Investments in cash deposits - maturities longer than 90 days	(200,205)	—	—	—	—	(200,205)
Proceeds from cash deposits - maturities longer than 90 days	770,205	—	—	—	—	770,205
Intercompany accounts	—	(1,059,181)	—	—	1,059,181	—
Other	—	(7,516)	—	3,488	—	(4,028)
Net cash provided by (used in) investing activities	428,610	(1,172,894)	(129,308)	(980,647)	1,059,181	(795,058)
Cash flows from financing activities
Net borrowings (repayments) under bank credit facilities - maturities of 90 days or less	(28,000)	—	—	1,005,275	—	977,275
Borrowings under bank credit facilities - maturities longer than 90 days	3,768,750	—	—	1,350,000	—	5,118,750
Repayments under bank credit facilities - maturities longer than 90 days	(3,768,750)	—	—	(1,350,000)	—	(5,118,750)
Retirement of senior notes	(875,504)	—	—	—	—	(875,504)
Debt issuance costs	—	—	—	(46,170)	—	(46,170)
Intercompany accounts	1,003,750	(158,021)	187,781	25,671	(1,059,181)	—
Distributions to noncontrolling interest owners	—	—	—	(307,227)	—	(307,227)
Proceeds from issuance of redeemable noncontrolling interests	—	—	—	6,250	—	6,250
Other	(12,512)	—	—	9	—	(12,503)
Net cash provided by (used in) financing activities	87,734	(158,021)	187,781	683,808	(1,059,181)	(257,879)
Effect of exchange rate on cash	—	—	—	793	—	793
Cash and cash equivalents						—
Net increase (decrease) for the period	(260,652)	44,851	—	168,736	—	(47,065)
Change in cash related to assets held for sale	—	3,662	—	—	—	3,662
Balance, beginning of period	799,508	255,655	—	658,552	—	1,713,715
Balance, end of period	$538,856	$304,168	$—	$827,288	$—	$1,670,312

NOTE 20 — SELECTED QUARTERLY FINANCIAL RESULTS (UNAUDITED)

	Quarter
	First	Second	Third	Fourth	Total
2017	(In thousands, except per share data)
Net revenues	$2,717,566	$2,652,134	$2,830,174	$2,597,605	$10,797,479
Operating income	496,511	499,898	492,704	223,414	1,712,527
Net income	252,574	240,873	175,744	1,418,993	2,088,184
Net income attributable to MGM Resorts International	206,412	209,864	148,363	1,387,413	1,952,052
Earnings per share-basic	$0.36	$0.36	$0.26	$2.42	$3.38
Earnings per share-diluted	$0.36	$0.36	$0.26	$2.39	$3.34
2016
Net revenues	$2,215,925	$2,276,100	$2,521,837	$2,464,407	$9,478,269
Operating income	318,218	770,293	707,261	282,427	2,078,199
Net income	93,462	515,736	555,766	70,882	1,235,846
Net income attributable to MGM Resorts International	69,063	475,591	530,125	25,629	1,100,408
Earnings per share-basic	$0.12	$0.84	$0.93	$0.04	$1.94
Earnings per share-diluted	$0.12	$0.83	$0.92	$0.04	$1.92

Because earnings per share amounts are calculated using the weighted average number of common and dilutive common equivalent shares outstanding during each quarter, the sum of the per share amounts for the four quarters does not equal the total earnings per share amounts for the year. The following sections list certain items affecting comparability of quarterly and year-to-date results and related per share amounts. Additional information related to these items is included elsewhere in the notes to the accompanying financial statements.

Certain items affecting comparability for the year ended December 31, 2017 are as follows:

•	First Quarter. None;
•

Second Quarter. The Company recorded a $41 million gain ($0.05 per share in the quarter and full year of 2017) related to a modification of the 2016 NV Energy exit fee. Additionally, the Company recorded a $36 million gain ($0.04 per share in the quarter and full year of 2017) related to Borgata’s share of a property tax settlement from Atlantic City;

•	Third Quarter. None; and
•	Fourth Quarter. The Company recorded a $1.4 billion tax benefit ($2.49 per share in the quarter and $2.46 per share for full year of 2017) related to the enactment of the Tax Act.

Certain items affecting comparability for the year ended December 31, 2016 are as follows:

•	First Quarter. None;
•

Second Quarter. In the second quarter and the full year, the Company recorded a $406 million and a $401 million gain, respectively, ($0.57 and $0.56 per share in the quarter and full year of 2016, respectively) for its share of CityCenter’s gain related to the sale of Crystals;

•

Third Quarter. The Company recorded a $430 million gain ($0.60 and $0.61 per share in the quarter and full year of 2016, respectively) related to the acquisition of Borgata. Additionally, the Company recorded a $139 million charge ($0.18 loss per share in the quarter and full year of 2016) related to NV Energy exit expense and a $13 million charge ($0.02 loss per share in the quarter and full year of 2016) related to our share of CityCenter’s NV Energy exit expense associated with the Company’s strategic decision to exit the fully bundled sales system of NV Energy; and

•	Fourth Quarter. None.

MGM RESORTS INTERNATIONAL

SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS

(In thousands)

	Balance at	Provision for	Write-offs,
	Beginning of	Doubtful	Net of	Balance at
	Period	Accounts	Recoveries	End of Period
Allowance for doubtful accounts:
Year Ended December 31, 2017	$97,920	$20,603	$(25,952)	$92,571
Year Ended December 31, 2016	89,789	10,863	(2,732)	97,920
Year Ended December 31, 2015	89,602	54,691	(54,504)	89,789

	Balance at
	Beginning of			Balance at
	Period	Increase	Decrease	End of Period
Deferred income tax valuation allowance:
Year Ended December 31, 2017	$2,583,274	$—	$(69,536)	$2,513,738
Year Ended December 31, 2016	2,807,131	2,975	(226,832)	2,583,274
Year Ended December 31, 2015	2,558,767	248,504	(140)	2,807,131